Filed pursuant to Rule 424(b)(3)

File No. 333-148695

PROSPECTUS

ETERNAL IMAGE, INC.

140,602,940 Shares of Common Stock, $0.001 Par Value

This prospectus relates to the offer of up to:

•

54,452,940 shares of the common stock of Eternal Image, Inc. by one of the selling shareholders identified in this prospectus as North Atlantic Resources, Limited, which shares it has received by exercising its conversion right to acquire pursuant to the terms of a Convertible Promissory Note; and

•

86,150,000 shares of the common stock of Eternal Image, Inc. by the nine remaining individual selling shareholders.  We will not receive any proceeds from the sales of shares by the selling shareholder.

The selling shareholders will sell at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices.

This is the initial registration of shares of our common stock. Our securities are currently traded on the Pink Sheets, under the symbol “ETNL”. However, our securities are not currently eligible for trading on any national securities exchange, the NASDAQ or other over-the-counter markets, including the Over-the-Counter Bulletin Board®. The Pink Sheets are not recognized as an established trading market for securities.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is December 19, 2008

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	10
DIVIDENDS	10
DILUTION	10
PLAN OF DISTRIBUTION	11
BUSINESS	12
FINANCIAL STATEMENTS	18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION	48
LEGAL PROCEEDINGS	54
MANAGEMENT	55
EXECUTIVE COMPENSATION	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	59
DESCRIPTION OF SECURITIES	60
SHARES ELIGIBLE FOR FUTURE SALE	61
SELLING SHAREHOLDERS	62
LEGAL MATTERS	64
EXPERTS	64
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	64
WHERE YOU CAN FIND ADDITIONAL INFORMATION	64

PROSPECTUS SUMMARY

The following summary highlights material information from this document. Contents from our website, www.eternalimage.net, are not part of this prospectus. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

Our History

We are a Delaware corporation that, as a result of a February 15, 2006, acquisition known as a reverse merger, has entered into the business of manufacturing (through third party manufacturers/suppliers) and marketing of branded, licensed funerary products (such as funeral caskets, urns and vault covers) for humans and pets. Prior to this acquisition, we had become an inactive “public shell” corporation with no operations or revenues, and our only business activity was to seek a merger or acquisition candidate. We were originally incorporated in the State of Delaware on July 17, 1990 under the name of International Testing Services, Inc. We changed our name on June 2, 2005 to VIP Ventures, Inc. and on November 4, 2005 to Diamics, Inc. At the time of the aforementioned reverse merger, our name was Diamics, Inc.

Diamics, Inc. had been inactive since approximately December 1, 2005 and since that time had no operations until the acquisition of a Michigan corporation, Eternal Image, Inc. (the “Acquired Company”) on February 15, 2006 in the reverse merger.  The Acquired Company was originally formed on July 11, 2003 in the State of Michigan as an “S” corporation known as Eternal Image, Inc. On July 19, 2004, it was reorganized into a Michigan Limited Liability Company (Eternal Image, Inc. LLC). Finally on January 26, 2006, it was once again reorganized into a Michigan “C” corporation known as Eternal Image, Inc.

In connection with the acquisition, Diamics, Inc., on January 31, 2006, restated its articles of incorporation with the State of Delaware to change its name to Eternal Image, Inc. We are now the surviving corporation of this acquisition operating under our new name, Eternal Image, Inc. (the Delaware corporation). As a result of the acquisition transaction, we assumed the funerary products business operations of the acquired Michigan corporation and that Michigan entity ended its corporate existence. Since the date of the acquisition (February 15, 2006), our only business operations became that of the Acquired Company.  For financial reporting purposes, the Michigan “C” corporation was considered the accounting acquirer in the merger and the merger was accounted for as a reverse merger. Accordingly, the historical financial statements presented herein are those of the Michigan “C” corporation and do not include the historical financial results of Diamics, Inc. All costs associated with the reverse merger transaction were expensed as incurred.  Pursuant to our Acquisition Agreement dated January 18, 2006, Diamics, Inc. (Diamics) acquired all of the Capital Stock of Eternal Image, Inc. (Eternal Image), which then became a 100% wholly owned subsidiary of Diamics.  In consideration for their shares of Eternal Image, Diamics issued 52,200,000 shares of Diamics common stock to the shareholders of Eternal Image, Inc.  An additional 10,500,000 shares of Diamics were retained by seller for services rendered in relation to the transaction. The subsidiary dissolved as a matter of operation of law and, pursuant to the merger transaction, Diamics changed its name to Eternal Image. Unless otherwise indicated, use of the terms in this Prospectus such as “We”, “Us”, “Our” or other similar terms or words refers to the entity that survived the acquisition and is now operating in the funerary products business.

Forward Split

On September 21, 2006, we effected a four for one forward split of our common stock. Unless otherwise indicated, information with respect to the issued and outstanding shares of the Company’s common stock and shares issuable upon the exercise of any warrants is based on the forward splits as if they had occurred prior thereto.

Reverse Split

On January 15, 2008, to proportionately reduce our shares outstanding, we effected a 1 to 20 reverse split of our common stock. Unless otherwise indicated, information with respect to the issued and outstanding shares of the Company’s common stock and shares issuable upon the exercise of any warrants is based on the forward splits as if they had occurred prior thereto.

Our Business and Strategy

We started our operational phase and began selling product in 2007. Prior to this, we were in the development stage creating our own market within the funerary products industry.  Management believes that we have no direct competition in this market. We secure license agreements with appropriate brand licensors and develop funerary products using the brand logo and images prominently in the design of the funerary product. Currently, we have license agreements with such brand name entities as American Kennel Club, Cat Fanciers’ Association, Major League Baseball, Star Trek, Precious Moments, and the Collegiate Licensing Company. In addition, our license agreement with The Vatican Library Collection recently expired on June 30, 2008.  Pursuant to a provision in the expired agreement, we can continue to “sell-off” our present Vatican Library Collection inventory for an additional six-month period (through December 31, 2008.) Presently, we are negotiating with this licensor to renew the expired agreement. The long term plans of the company are to pursue and secure other license arrangements with reputable, household names that will be a good fit with our products.

Currently, we produce (through third party manufacturers/suppliers) and market five logo designed products: caskets, urns, vault covers (Major League Baseball and Star Trek), garden memorial stones (American Kennel Club and Cat Fanciers’ Association), and cemetery medallions* (Major League Baseball, Star Trek, and Collegiate Licensing Company.) (*A medallion is a solid bronze medallion that is affixed to a headstone.)

We have an outside design team that works on a per-project basis.  They are responsible for designing product concepts that are then subject to the approval of the particular licensor and our management team.

Our marketing strategy is two-pronged.  Our primary targets are funeral homes, directors, distributors and funeral home conglomerates to which we sell our products.  We reach these targets through the use of independent sales representatives.  Our second target is the American public, who we attempt to expose to our products through channel appropriate advertising such as in “Catholic Digest”, “Baseball Digest”, “Dog Fancy Magazine” and public relations positioning efforts.

Convertible Promissory Note

We have filed this registration statement in connection with the shares of our common stock underlying the October 10, 2007 $650,000 Convertible Promissory Note that we issued to North Atlantic Resources, Limited (the “North Atlantic Note”). We had agreed with the lender, North Atlantic, to give it the option to have the shares into which the note can be converted covered by a registration statement filed with the US Securities and Exchange Commission. In addition, the North Atlantic Note provides: for interest of 20% per annum, an option to convert up to the principal amount plus accrued interest into shares of common stock at the rate of one share for every $.002 of principal and accrued interest annum being converted, and a due date of principal and all interest of February 28, 2008. On January 18, 2008, the lender, North Atlantic, exercised its option to convert the principal and interest into shares of our common stock.  The total amount of the principal and accrued interest on the conversion date was $680,908.00 which was converted into to 54,452,940 shares of our common stock which is being registered in the registration statement of which this prospectus is a part.

Our Corporate Information

We maintain our corporate offices at 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334.  The office phone number is 248.932.3333, and the fax number is 248.932.3006.  We also have a website at www.eternalimage.net. However, the information contained in our website is not incorporated by reference into this prospectus.

The Offering

Securities offered by Selling Shareholders	Up to 140,602,940 shares of our common stock that are currently outstanding.

Shares Outstanding	380,244,044 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling shareholder in this offering.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

Selected Financial Data

The following financial information summarizes the more complete historical and audited financial information provided in this prospectus.

	December 31, 2006	December 31, 2007	September 30, 2008
	(audited)	(audited)	(unaudited)
Balance Sheet
Total Assets	$751,449	$1,546,942	$1,823,641
Total Liabilities	$537,078	$1,027,723	$1,624,067
Stockholders’ Equity (Deficit)	$214,371	$ 519,219	$ 199,574

	Year ended	Year ended	Nine Months	Nine Months
	12/31/06	12/31/07	ended 9/30/07	ended 9/30/08
	(audited)	(audited)	(unaudited)	(unaudited)
Statement of Operations
Revenues	$0	$309,147	$250,909	$149,490
Total Operating Expenses	$4,976,714	$2,427,022	$2,069,620	$6,461,599
Net Loss	$(4,987,272)	$(3,689,767)	$(2,774,540)	$(6,668,976)

RISK FACTORS

Please consider the following risk factors together with the other information presented in this prospectus, including the financial statements and the notes thereto, before investing in our common stock. The trading price of common stock could decline due to any of the following risks, and you might lose all or part of your investment.

Any investment in our common stock involves a high degree of risk. The following risk factors relating to us should be carefully considered.

RISKS RELATED TO OUR BUSINESS

We have begun operations in 2007 and have a limited operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objectives.

We are an operational stage company with limited operating results to date. Since we do not have an established operating history, you will have no basis upon which to evaluate our ability to achieve our business objectives. We just started receiving revenues in 2007. For the nine months ended September 30, 2008, our revenues were just $149,490.

The absence of any significant operating history for us makes forecasting our revenues and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls.

As a result of the absence of any significant operating history for us, it is difficult to accurately forecast our future revenues.  In addition, we have limited meaningful historical financial data upon which to base planned operating expenses.  Current and future expense levels are based on our operating plans and estimates of future revenues.  Revenues and operating results are difficult to forecast because they generally depend on our ability to promote events and the growth in popularity of our franchise.  As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses.  We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

We are attempting to create a new market which, because of public tastes and perception may not meet with general or public acceptance.

The concept of designer funeral caskets, vault covers and urns is a relatively new one that has only received limited market acceptance to date. We cannot forecast what the public perception of our products will be, or if the concept will meet public resistance. Our success, if any, will depend upon the public perception of the products.

We may be unable to compete successfully with our competitors.

Although we do not face direct competition in the field of branded funeral caskets, vault covers and urns, we do compete generally from other, more established and financially sound manufacturers of funerary products. These include Batesville Casket Corporation (a division of Hillenbrand Industries), the Aurora Casket Company and the York Casket Corporation.  If we are unable to distinguish our designer funerary products, we may be unable to compete successfully with current or future competitors. This would cause our revenues, if any, to decline and affect our ability to achieve profitability.

We are dependent upon our brand licensing arrangements for the uniqueness of our products.

We currently have licensing arrangements with such brand names as Major League Baseball, AKC,  Cat Fanciers’ Associations and others under which we produce our designer funerary products. We believe that our business is unique because of these licensing arrangements upon which we are dependent.  If these arrangements, or any one of them, were to be terminated or not renewed, we would lose any perceived advantage that we may have in this new market. This would cause our revenues, if any, to decline and affect our ability to achieve profitability. Furthermore, if they all were terminated or not renewed, and we are unable to replace them, would likely have to cease operations.

The establishment of relationships with advertisers is necessary for us to achieve significant revenues.

Our revenue model includes significant advertising dollars. If we are unable to forge sufficient relationships with key advertisers, we might not be able to achieve the revenues that we are projecting.  For the years ending December 31, 2006 and 2007, and for the nine months ended September 30, 2008, we had public relations and marketing expenses of $97,127; $487,332; and $451,250, respectively. If we have the financial resources, over the next 12 months, we expect to have an additional $400,000 in public relations and marketing expenses. There is no assurance that we will financial resources to do so. In the event that we are unable to make such advertising expenditures, our chances for successfully executing our business plan may be adversely affected.

A decline in general economic conditions could adversely affect our business.

Our operations are affected by general economic conditions, which generally may affect consumers’ disposable income and the level of advertising spending. The demand for our products may be highly sensitive to the level of consumers’ disposable income. Decline in general economic conditions could reduce the level of discretionary income that available to purchase our products which could adversely affect our revenues.

Our limited operating history makes us highly reliant on management.

We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships and operating systems and procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors’ investments in the Company.

If we are unable to hire additional needed personnel, our growth prospects will be limited, or our operations may be impaired.

Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business will probably suffer, and investors may incur losses on their investment in the Company.

If we lose the services of any of our manufacturers or suppliers, we may not be able to obtain alternate sources in a timely manner, which could harm our customer relations and adversely affect our net revenues and harm our results of operations.

If any of our manufacturers or suppliers ceased doing business with us, we may not be able to obtain alternative sources in a timely or cost-effective manner. Due to the amount of time that it usually takes us to qualify manufacturers and suppliers, we could experience delays in product shipments if we are required to find alternative manufacturers and suppliers. Some of our suppliers have or provide technology or trade secrets, the loss of which could be disruptive to our procurement and supply processes. If a competitor should acquire one of our manufacturers or suppliers, we could be subjected to more difficulties in maintaining or developing alternative sources of supply of some components or products. Any problems that we may encounter with the delivery, quality or cost of our products could damage our customer relationships and materially and adversely affect our business, financial condition or results of operations.

If our manufacturers are unable or unwilling to manufacture our products at the quality and quantity we request, our business could be harmed.

We outsource all of our manufacturing to five primary manufacturers, Credeman Solutions, Inc. (Spirit Lake, Iowa), Waterloo International Funeral Supply (Waterloo, Indiana), Multi-Trade Global Sourcing Corporation (Novi, Michigan), United Global Sourcing Inc. (Troy, Michigan), and Trigard Bronze (Danville, Illinois).  Our reliance on these third-party manufacturers exposes us to a number of significant risks, including:

•	reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

•	lack of guaranteed production capacity or product supply; and

•	reliance on these manufacturers to maintain competitive manufacturing technologies.

Our arrangements with these manufacturers provide for services on a purchase order basis and are not governed by written contracts. If our manufacturers were to become unable or unwilling to continue to manufacture our products at requested quality, quantity, yields and costs, or in a timely manner, our business would be seriously harmed. As a result, we would have to attempt to identify and qualify substitute manufacturers, which could be time consuming and difficult, and might result in unforeseen manufacturing and operations problems. In addition, if we find it necessary to shift products among third-party manufacturers, we may incur substantial expenses, risk material delays or encounter other unexpected issues.

In addition, a natural disaster could disrupt our manufacturers’ facilities and could inhibit our manufacturers’ ability to provide us with manufacturing capacity in a timely manner or at all. If this were to occur, we likely would be unable to fill customers’ existing orders or accept new orders for our products. The resulting decline in net revenues would harm our business. We also are responsible for forecasting the demand for our individual products. These forecasts are used by our manufacturers to procure raw materials and manufacture our finished goods. If we forecast demand too high, we may invest too much cash in inventory, and we may be forced to take a write-down of our inventory balance, which would reduce our earnings. If our forecast is too low for one or more products, we may be required to pay charges that would increase our cost of revenues or we may be unable to fulfill customer orders, thus reducing net revenues and therefore earnings.

RISKS RELATED TO CAPITAL STRUCTURE

Our revenues from operations may not be sufficient to meet our capital needs. Accordingly, we may need to raise additional funds, which may not be available to us on favorable terms, if at all, thereby potentially disrupting the growth of our business and ability to generate revenues.

For the nine months ended September 30, 2008, the Company has generated only $149,490 in revenues from its current operations. While we have orders for our products, there can be no guarantee that these orders will produce profits. Accordingly it may be necessary to raise additional capital to continue operations. In this regard, we estimate that we will need a minimum of $1,500,000 to satisfy our cash requirements over the next 12 months. These funds may not be available to us either through equity and/or debt financing, or if available, not under terms acceptable to us.  Failure to obtain these funds may result the discontinuation of our operations.

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

As of September 30, 2008, our executive officers, directors, and principal shareholders who hold 5% or more of our outstanding common stock beneficially owned, in the aggregate, approximately 60.5% of our outstanding common stock.  Furthermore, including preferred voting shares held by our president, insiders have a total of 74.697% of the voting shares (common and preferred) outstanding. These shareholders are able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our shareholders could experience substantial dilution.

If we raise additional capital by issuing equity securities or convertible debt securities, our existing shareholders may incur substantial dilution.  Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general.  Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industries, or public perception, or sales of our common stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

There is no assurance of an established public trading market, and the failure to establish one would adversely affect the ability of our investors to sell their securities in the public market.

 Our common stock is not registered under the Exchange Act so that there is limited publicly available information on the Company. Our common stock, however, is traded on the Pink Sheets. Upon having our common stock registered under the Exchange Act, we intend to seek approval for trading on the OTC Bulletin Board. No assurance can be given that such approval will be obtained or the timing thereof. Even if such listing is obtained, the FINRA has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the FINRA’s automated quotation system (the “NASDAQ Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Factors which may adversely affect market prices of the Company’s common stock.

Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to a future offering or acquisition;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	changes in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock.

All of the current holders of our restricted common stock, including the former shareholders of the private Michigan corporation who received shares of our common stock in the Reverse Merger, are or will be eligible to sell all or some of their shares of common stock, under certain conditions, by means pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”).  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

The above summarization of Rule 144 notwithstanding, Rule 144 is not available for the resale of securities initially issued by a shell company (reporting or non-reporting) or a former shell company. We are a former shell company. These securities can be resold only through a resale registration statement (such as the one this prospectus is a part of), unless certain conditions are met. These conditions are:

•

the issuer of the securities has ceased to be a shell company;

•

the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;

•

the issuer has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and

•

one year has elapsed since the issuer has filed current ‘‘Form 10 information’’ with the Commission reflecting its status as an entity that is no longer a shell company such as the registration statement of which this a part.

Our common stock is considered a “penny stock” and may be difficult to sell.

Our common stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) it is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Provisions in our certificate of incorporation and bylaws, both as amended,  and under Delaware law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change of control of our company or changes in our management that the shareholders of our company may deem advantageous.  These provisions:

•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•	allow shareholders to request that we call a special meeting of our shareholders only if the requesting shareholders hold of record at least a majority of the outstanding shares of common stock;

•	provide that the board of directors is expressly authorized to make, alter, amend or repeal our bylaws; and

•	provide that business to be conducted at any special meeting of shareholders be limited to matters relating to the purposes stated in the applicable notice of meeting.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal controls over financial reporting, and attestation of our assessment by our independent registered public accountants. On September 22, 2005, the SEC extended the compliance dates for non-accelerated filers, as defined by the SEC, by one year. Accordingly, we believe that this requirement will first apply to our annual report for fiscal 2009. The SEC has recently proposed new rules on compliance with Section 404. In any event, the standards that must be met for management to assess the internal controls over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal controls over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and do not plan to pay cash dividends on our common stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. For example, statements regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. These statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “potential(ly),” “continue,” “forecast,” “predict,” “plan,” “may,” “will,” “could,” “would,” “should,” “expect” or the negative of such terms or other comparable terminology. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. However, these forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results or experience may differ materially from those expected or anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory policies, competition from other similar businesses, and market and general policies, competition from other similar businesses, and market and general economic factors. This discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto included in this prospectus.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we project. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy, and liquidity. All subsequent forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus, which would cause actual results to differ before making an investment decision. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Since our stock is trading on the Pink Sheets (ETNL.PK) and the Pink Sheets are not recognized as an established trading market for securities, we and our selling shareholders have arbitrarily determined the initial fixed price at which the selling shareholders shares will be offered. Specifically, the selling shareholders will offer their shares at a price of $0.02 per share until our shares are quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices. We considered several factors in such determination, including the following:

•

Prevailing industry market conditions, including the history and prospects for the industry in which we compete;

•

Our financial condition ;

•

General conditions in the securities markets;

•

Our future prospects;

•

Our limited operating history; and

•

Our capital structure.

Accordingly, the offering price of the shares of common stock by the selling shareholders does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. Additionally, because we have no significant operating history and have not generated significant revenues to date, the price of selling shareholders' shares of common stock is not based on past earnings, nor is the price of the shares of common stock indicative of current market value of our assets. No valuation or appraisal has been prepared for our business and potential business expansion. You cannot be sure that a public market for any of our securities will develop and continue or that the shares of common stock will ever trade at a price higher than the offering price in this offering.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Prior to our reverse merger in February 2006, our common stock was not publicly traded. Currently, our common stock is traded on the pink sheets. Our symbol is ETNL.PK. Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The Pink Sheets are not recognized as an established public trading market.  The following chart shows the high and low bid prices per share per calendar quarter for the most recent eight calendar quarters

	High Bid Price	Low Bid Price
Fourth Quarter 2006	$ 0.019	$ 0.0016
First Quarter 2007	$ 0.014	$ 0.0010
Second Quarter 2007	$ 0.016	$ 0.0072
Third Quarter 2007	$ 0.013	$ 0.0070
Fourth Quarter 2007	$ 0.010	$ 0.0038
First Quarter 2008	$ 0.026	$ 0.0235
Second Quarter 2008	$ 0.017	$ 0.0165
Third Quarter 2008	$ 0.019	$ 0.012

Effective January 15, 2008, we effected a 1 to 20 reverse split. All of the above listed bid prices have been adjusted to reflect the September 26, 2006 and January 15, 2008 stock splits as if they had already occurred.

On November 23, 2008, there were at least 13 broker-dealers making a market in our common stock. On that date, the closing bid and asked prices of our common stock as traded on the Pink Sheets were $0.0155 and $0.016 per share, respectively.

Holders

As of September 30, 2008, we have 380,244,044 (post Reverse Split) shares of our common stock issued and outstanding. As of that date, our shares of common stock were held by approximately 1,800 shareholders of record. This does not include an indeterminate number of beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Securities Authorized for Issuance under Equity Compensation Plans

On September 10, 2008, our Board of Directors adopted the Eternal Image, Inc. 2008 Equity Incentive Plan which was then approved on that same date by the consent of shareholders holding a majority of the shares then outstanding. The plan authorizes up to 20,000,000 shares of our common stock for issuance under this plan. To date, we have not made any issuances or grants under the plan.

Registration Rights

Except for the shares covered by the Form S-1 registration statement, as amended, that we have filed with the Securities and Exchange Commission of which this prospectus is a part, we have not granted registration rights to any of our shareholders or to any other person.

DIVIDENDS

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

General

Each selling shareholder and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. The selling shareholders will sell at a price of $0.02  per share until our shares are quoted on the OTC Bulletin Board and after that at prevailing market prices or privately negotiated prices. Each selling shareholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us, incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Registration Obligations

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

BUSINESS

Overview

The business of providing burial products for the deceased has literally been around for thousands of years.  For almost as long a period of time, burial containers such as caskets have remained relatively unchanged.  The modern funerary marketplace, although a considerably large and profitable industry, offers nothing unique or artistic in the way of casket designs.  According to the National Funeral Directors Association as quoted by TheStandard.com., “Americans spend between $16 to $24 billion annually on funeral services and related expenses.”

Within the funeral industry, customer loyalty is a foreign concept.  Customer loyalty is only practiced to the extent of which funeral home an individual will choose, especially in rural areas where there has been a single, prominent funeral home for decades.  When it comes to individual products, however, it is very rare for someone to say, “Because my father was buried in a solid bronze casket from Batesville, I would like to be as well.”  This lack of customer loyalty to specific brands opens for Eternal Image the door to a new realm of brand loyalty within the funeral industry.

Funeral services are, to most people, events that they remember for the rest of their lives, especially if the deceased was close to them.  Eternal Image strongly feels that its products can add something special to the funeral service and consequently to the memory of the deceased individual.  An Eternal Image casket or urn leaves a lasting impression upon those present so that, when it is time for those people to be in need of a funerary product, we believe that the Company’s products come first to their minds.  It is Management’s opinion that when one family member is buried or cremated in one of these products, other family members will desire to have just as spirited a casket or urn, and will consequently create within their family a loyalty to Eternal Image’s products.

Never before has branding been a concept in the funeral industry.  For a consumer to actually choose a brand-name funerary product for themselves or a deceased loved one that best reflects their lifestyle and hobbies, is a revolutionary concept that will be epidemic in its scope and breadth.  Branding is very important to Eternal Image, and vital if the Company wants to maintain a good image with the public.  Through its own advertising efforts, coupled with its public relations firm, the Company’s goal is to project the name of Eternal Image to funeral homes across the world as the number one source for exceptionally designed, premium brand-name funerary products.

The following are three basic choices that an individual faces when deciding on a casket for themselves (pre-need) or for a deceased loved one (immediate-need):

•

Purchase a plain stainless steel, bronze, or fiberglass casket, and hire an artist to airbrush or paint a desired logo, design, or insignia on it,

•

Select an interior fabric for the casket that reflects a personal affiliation (i.e. a camouflage pattern for a hunter; or stars and stripes for a veteran, etc.), or

•

Accept the passé choices on the market and go with a standard casket or urn without any customization.

Some consumers, especially aging Baby Boomers, are beginning to see the appeal of branded caskets and are willing to both pre-order and pay extra for caskets designed with such things as golf scenes or even NASCAR colors. See “Casket and Death Report” a United States Market Analysis by John Schmidt for Casketstore.org. 2000. According to the National Funeral

Director’s Association, “(a) funeral is so much more than a way to say goodbye; it is an opportunity to celebrate the life of someone special.  Today, a funeral can be as unique as the individual who is being honored.  From simple touches like displaying personal photographs to events centered on a person’s favorite pastime; funerals can reflect any aspect of a person’s life and personality.”

Eternal Image was formed to provide the consumer with unique and spirited, yet sophisticated and appropriate, choices for their casket or urn.  Eternal Image’s product line consists of many recognizable, high-profile brand names that will be detailed later in this plan.

Sales and Marketing Strategy

Urns and caskets capturing the essence of high-profile brands are the focal point of Eternal Image’s product designs.  The Company’s product range features products that are inspired by The Vatican, Precious Moments, the American Kennel Club, The Cat Fanciers’ Association, Star Trek, and Major League Baseball.

Because Eternal Image offers “brand name” products to the funeral market EI is in a unique position compared to its larger competitors.  The larger manufacturers offer only a generic, commodity, casket and urn product and thus do not have any real incentive to direct market to the public.  The opposite is true for EI and its branded product lines.

At Eternal Image we employ a two phase marketing concept we refer to as “push-pull” marketing.

The first component of this marketing style is to familiarize the funeral home industry with Eternal Image and our branded product lines so that when a consumer calls on a particular funeral home then that funeral home will be familiar enough with us that they will know how to contact us to obtain product.  This is being accomplished by display advertising in the several funeral industry magazines (e.g. Funeral Business Advisor) on a monthly frequency for maximum institutional effect.  Eternal Image sends out a direct mail brochure to over 21,000 funeral homes several times per year.  In addition we supply marketing and sales materials to all of our distributors so that their sales representatives can present them to their funeral home clients around the country.

We also attend the giant industry trade show each year known as the NFDA show.  (National Funeral Directors Association)  In the most recent one (October 2007), we had a large, dominating presence with a new trade show booth that was created to showcase our products.

The second component of our “push – pull” strategy is to market directly to the public.  Since we manufacture branded products we employ advertising in magazines directed at core enthusiasts in each brand target group.  (e.g.; Baseball Digest Magazine to promote our Major League Baseball products.  Dog Fancy Magazine to promote our American Kennel Club products, etc.)

We have already begun testing a 30 second television spot in the Boston market and maintain a consumer friendly web presence at www.Eternalimage.net to further our penetration into the public domain for increased awareness.

Finally, we have engaged the services of ASAPR Public Relations and Marketing (717 State Street, Sharptown, MD 21861). The initial term of this agreement was from March 22, 2006 through March 31, 2007. By its provisions, it is extendable for one year terms at our option. We have extended the term through March 31, 2009. Pursuant to this extended agreement we pay ASAPR $6,000 per month. It is responsible for providing us with public relations and marketing expertise, consulting, and critiques.  ASAPR is also responsible for promoting our business through a variety of media including radio, television, and print interviews with our management. This firm specializes in campaigns for its clients that increase brand awareness and public recognition. To date, they have succeeded in obtaining free publicity and exposure for us to the general public.  Through their efforts, we have been seen on CBS, MSNBC, CNBC, ABC, Fox Business News, Wall Street.Net and written up by The New York Times, Detroit News, and many other networks, television stations, magazines and newspapers.

We believe that these efforts serve to drive the general public into the funeral homes asking for our products by name and the funeral homes know exactly where to call to get it when they do.

Target Sales Groups

We sell to multiple distributors over the United States and Canada.  These distributors in turn sell to thousands Funeral Homes in their respective regions. Under certain circumstances, we may sell directly to a Funeral Home if there is no distribution coverage for that particular Funeral Home. Our pet products can be sold through Funeral Homes or pet retailers or online pet retailers.  Pet products are the only products that we sell directly to the public through retailers.  We are not dependent on any one or a few funeral directors or service conglomerates as a customer.

Funeral Directors

Funeral Directors can be reached one of two ways, depending on whether they run their funeral home independently, or are owned by a conglomerate.  The Directors of independently run funeral homes can be approached on a one-on-one basis by the manufacturer’s sales force, and can be provided with catalogs and brochures of the Company’s products for customers to view.  They can also have within their showroom any number of models that can be ordered immediately and delivered promptly.  Funeral Directors that run a funeral home that is owned by a conglomerate, however, do not necessarily need to be approached one-on-one.  The Purchasing Director for the parent company can be presented with the Company’s products and can decide how many he or she would like to buy for his or her network of funeral homes.

Funeral Service Conglomerates

The largest funeral service conglomerates in the United States are Alderwoods Group (750 properties), Stewart Enterprises (450 properties), and Service Corporation International (“SCI”) (over 1,100 properties).  These providers, especially SCI, are committed to riding the wave of the future and are constantly signing up more affiliate locations.  Eternal Image is very optimistic about the business that will come from these corporations.

Products and Product Design

Designs for the Company’s products are done on a contract basis with a team of trained and experienced designers.  Management simply informs the team of a desired product and awaits them to submit design ideas.  A final artistic rendition materializes in about three week’s time after Management has given input and feedback for the design.

An artistic rendering is then submitted to the Licensor for approval.  When approved, the rendering then goes to a CAD engineer who begins creating the technical file with which model makers and factories eventually receive.

During each of the last two fiscal years ended December 31, 2006 and 2007, and the nine months ending September 30 2008, we have spent $231,502, $487,902 and $529,062 on research and development activities, respectively. These costs have been borne by us and not any of our customers.

Regarding these designs, we currently have design patents pending for the following products: Major League Baseball urn, and The Vatican Library Collection urn.  On October 21,2008, the U.S. Patent Office granted the Company a design Patent (U.S. Patent Number D579,172 S) for its American Kennel Club urn.  The patent is included as an exhibit to the Form S-1 Registration Statement, as amended, of which this prospectus is a part.  There is no assurance that the other patent applications will be successful, or if, the patents are granted, that they will sufficiently protect us from infringement activities of competitors, or that we will have the financial resources to be able to enforce the patent protection if infringement occurs.

Caskets

Eternal Image provides consumers all over the country with unique and tastefully created caskets designed to reflect well known and respected brand-names.  It is our intention to create caskets that are unforgettable works of art that will be fitting pieces for the deceased individual who is buried within them.  They are not simply meant to be metal caskets with logos stamped onto them.  Each casket has been designed to capture the very essence of a brand name so that the design will be instantly recognizable yet not deterring from the respectfulness in which funerals are handled.  It is important to remember that the caskets designed by Eternal Image are not intended to be novelty items; rather, they are intended to distinguishable products that are appropriate centerpieces consistent with the trend towards ‘themed arrangements’. They are fitting tributes to the brand-lover who is laid out in them.

The principle of ‘capturing the essence of each brand’ applies to each and every product.  The quality that each brand has worked so hard to build and maintain will be carried through into Eternal Image’s designs.

Caskets, in general, are manufactured from a variety of materials.  Hardwoods commonly used are: walnut, mahogany, cherry, maple, oak, pecan, poplar, and pine.  Metals commonly used are: bronze, copper, stainless steel, and steel.  The effects and appearance that come with each of these materials can be easily achieved with composite.

Fiber-composite casket sales are gaining recognition as being the longest lasting product to use in terms of how quickly caskets decay.  They are also very lightweight, which translates to a substantial savings in shipping costs.  Eternal Image will be manufacturing (through third party manufacturers/suppliers) caskets out of a variety of materials including wood, metal, and fiber-composite.

It should also be noted that the range of casket prices within the United States is quite large.  Base model caskets can start at $899, while gold-plated caskets top out at $20,000 apiece.  The most popular caskets that were sold in the United States in 2000 were priced in the range of $2,500—$6,500 apiece retail.  The market is certainly ready for spirited, creative caskets that can be priced all over the spectrum depending on their materials and features.

From January 2006 through September 30, 2008, we have sold no caskets.

Urns

Urns also come in a variety of materials, and Eternal Image uses various materials for its creations.  Eternal Image’s urns are artistically sculptured, and fitting for any home décor.

From January 2006 through September 30, 2008, we have sold 2,313 urns.

Additional Products

Eternal Image believes that the initiation of its plan will and its product line, will likely result in the revolutionizing of the funeral industry.  As a result of our efforts, we believe that brand-name funerary products are going to become increasingly popular. We are committed to staying the leader by rounding up licensing rights of any brand that is deemed appropriate for funerary designs.

Apart from caskets and urns, however, Eternal Image has already secured rights with Major League Baseball and Star Trek for vault covers; and with the American Kennel Club and the Cat Fanciers’ Association for garden memorial markers.  This will further expand the Company’s product line and lets the consumer use the theme of the brand in ways other than simply caskets and urns.

Regarding our vault covers, we have the right to manufacture and sell them under our licensing agreements with Major League Baseball and Star Trek. Although we have begun the manufacturing process for both types of vault covers, to date we have not sold any. Our distribution partner, Wilbur Vault Co., has been testing the concept on its customer base over the last eight months.  To date no vault covers have been sold.

Eternal Image also has the rights to produce and market cemetery medallions for Major League Baseball, Star Trek, and Collegiate Licensing Company.  Our third party manufacturer/supplier Trigard Bronze has initiated the tooling for these so that the sale of medallions can commence in full-force in the Fourth Quarter of 2008.

From January 2006 through September 30, 2008, we have sold 11 cemetery medallions.

Pricing

The Company does not want its products to be considered exclusive in nature.  While there will be designer-label models that will price higher than the others, it is the desire of Management that the loyal fans of all popular brand-names will be able to purchase or at least plan to pre-purchase the product that most appeals to them.

The Company’s 2008 MSRP on most urns is $799; $4,499 for caskets; and $199 for cemetery medallions.

Licensing Agreements

In July 2004, we retained the services of a licensing agent, Woodrow Browne of Building Q, LLC, Medford, NJ, to obtain licensing arrangements for our designer funerary products. Pursuant to the terms of the agreement with Building Q, LLC, the licensing agent is also responsible for managing and maintaining the company’s current licensing relationships.  In connection with this, Building Q attends various tradeshows, both in the Funeral and Licensing industries, on the Company’s behalf in its effort to pursue new licensing opportunities.  Furthermore, Building Q consults with us to determine the future licensing opportunities that the Company should consider.  Building Q is paid a monthly consulting fee of $1,000 plus a one-time bonus of $2,500 upon the closing of a new licensing agreement.  In addition, the agent receives 2% of Gross Sales on products under licenses which they helped secure, until the agreement with Building Q expires and/or is modified.  The current agreement with Building Q, LLC expires on December 31, 2008. However, it provides for automatic one-year renewal terms, unless cancelled in writing by either party.

To date, we have licensing agreements with Precious Moments, Inc., Major League Baseball, the American Kennel Club, the Cat Fanciers Association, Star Trek, and Collegiate Licensing Company. These license agreements expire between 2008 and 2010, and the fees range from 8% to 11% of product sales. Our license agreement with The Vatican Library Collection license agreement recently expired on June 30, 2008, and we are currently negotiating a new agreement with this licensor. Pursuant to a provision of the expired agreement (“Section 20.5 – Disposition of Inventory Upon Expiration”), there is a six month “sell-off” period after termination of the agreement wherein we as the licensee have the right to continue to sell any remaining stock that we have with the Vatican Library Collection logo. At this time, we have 58 urns and no caskets with this logo.

Independent Sales Distributors

We currently utilize the services of more than 200 independent sales distributors to market our products to independent funeral homes and funeral home conglomerates. No contracts exist for the distributors.

Manufacturers/Suppliers

We do not manufacture our own products but currently utilize the services of five manufacturers/suppliers that work on a per purchase order basis. They are Credeman Solutions, Inc. (Spirit Lake, Iowa), Waterloo International Funeral Supply (Waterloo, Indiana), Multi-Trade Global Sourcing Corporation (Novi, Michigan), United Global Sourcing Inc. (Troy, Michigan), and Trigard Bronze (Danville, Illinois). We do not have written contracts with any of these manufacturers, but work on a per purchase order basis.  In the future, more manufacturers/suppliers may be added as product needs change.

We believe that we have a good relationship with these manufacturers. If any or all of them were not able, for any reason, to manufacture our products, we feel that we could find adequate replacements at comparable costs. However, if we were unable to do so, our business would be adversely affected.

These five manufacturers/suppliers currently supply us with the following items:

•

Waterloo Funeral Supply of Indiana, a supplier of caskets and their components;

•

Multi-Trade Global Sourcing of Michigan, a supplier of urns, memorial stones and their components;

•

United Global Sourcing of Michigan, a supplier of urns and their components; and

•

Credeman Solutions of Iowa, a supplier of caskets, urns, and their components;

•

Trigard Bronze of Illinois, a supplier of bronze cemetery medallions and their components.

We do not have a written supply agreement with any supplier. Since we now have developed relationships with our suppliers, they have recently begun providing us product on a “net 30 day” basis, wherein we are required to pay for the products within 30 days of their delivery. These new arrangements are a material help to our cash flow since prior to this, we were required to pay up to four months in advance. Four months is typically the production cycle from order to delivery date.  Since we do not have written agreements, our current arrangements are not enforceable and these arrangements can be cancelled or changed to our detriment at anytime. Although we believe that there are adequate alternatives if the supplier terminates this arrangement, we cannot give any assurance that adequate alternatives will be available to us, or if available, on reasonable terms.

Regulation

We are not aware of any governmental regulation that effects our business. However, such regulation may be enacted in the future. If so, it would increase the cost of our doing business and effect the chance of our becoming profitable.

Competition

We are attempting to create a new market in the designer funerary product industry and therefore do not have any direct competition in this area. However, there are a number of larger companies in the casket and urn business that have greater financial resources and experience than our company. They include: Batesville Casket Corporation , the Aurora Casket Company and the York Casket Corporation.

There are no barriers to entry into the designer funerary product industry other than obtaining the licensing agreements with various attractive brand names. If other casket companies were able to obtain attractive licensing arrangements with brand names, we may not be able to compete with them insofar as those licenses are concerned.

Our principal methods of competition include: a) Taking advantage of our unique position of being the only brand-name product manufacturer currently in funeral business marketplace; b) Marketing the core appeal of our brand-name products directly to that brand’s consumer base; and c) Consumer-focused advertising that drives the consumer directly to our retailers such as funeral homes, directors, distributors and funeral home conglomerates.

Properties

We lease our 2,000 square foot office facilities at 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334. The office phone number is 248.932.3333, and the fax number is 248.932.3006.  We feel these facilities are adequate for the foreseeable future. The lease term began in April 2006 and terminating 65 months thereafter. It calls for annual rental payments of $37,031 for years 2007 through 2010, and $27,773 in 2011.

We currently lease one company car. It is on a pre-paid lease in the amount of $33,921 for 24 months.

Employees

We have employment agreements with three of our officers: Clint Mytych, our President and CEO, Nick Popravsky, our Vice President of Sales and Marketing, and Donna Shatter, our Vice President of Operations. We also have an employment agreement with David DeAvila, our Director of Sales. James Parliament, our Vice President and Chief Financial Officer, provides his services on a part-time basis and is not governed by an employment agreement.  The provisions of our employment agreements are summarized in “Executive Compensation”, below.

In addition, we retain a number of independent contractors for office support and customer service roles.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

FINANCIAL STATEMENTS

WITH INDEPENDENT AUDITORS’ REPORT

December 31, 2007 and 2006 (Audited)

and September 30, 2008 and 2007 (Unaudited)

CONTENTS

Page

Report of Independent Registered Accountant	19

Balance Sheets as of December 31, 2007 and December 31, 2006 (Audited),
and September 30, 2008 (Unaudited)	20

Statements of Operations for the years ended December 31, 2007 and 2006
(Audited), and nine months ended September 30, 2008 and 2007 (Unaudited).	22

Statements of Changes in Stockholders' Equity (Deficit) for the years ended
December 31, 2007 and 2006 (Audited), and the nine months ended September 30,
2008 (Unaudited)	23

Statements of Cash Flows for the years ended December 31, 2007 and 2006
(Audited), and nine months ended September 30, 2008 and 2007 (Unaudited).	24

Notes to Financial Statements	26 - 47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Eternal Image, Inc.

We have audited the accompanying balance sheets of Eternal Image, Inc. as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity (deficit)  and cash flows for each of the years in the two-year period ended December 31, 2007. These financial statements are the responsibility of the company’s management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eternal Image, Inc. as of December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Eternal Image, Inc. will continue as a going concern. As more fully described in the notes to the financial statements the Company has incurred significant losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in the notes. The December 31, 2007 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey

July 30, 2008, except for Note 12

which is dated December 19, 2008

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
BALANCE SHEETS
ASSETS

	December 31, 2007	December 31, 2006	September 30, 2008
			(As Restated)
	(As Restated)		(Unaudited)
Current Assets:
Cash	$ 38,012	$ 88,569	$ 41,692
Accounts Receivable, net of allowance of
$-0-, $-0- and $2,206 respectively	60,420	-	38,116
Inventories	520,032	-	678,526
Prepaid Payroll Taxes	-	-	4,455
Advance Royalties	247,273	-	246,810
Deposits with Suppliers	199,650	-	426,847
Advance Marketing Expenses	-	20,000	-
Total Current Assets	1,065,387	108,569	1,436,446

Fixed Assets:
Furniture, Office Equipment and
Molds, Tooling and Dies, net	420,940	254,317	349,636

Other Assets:
Goodwill	-	23,500	-
Advance Royalties	8,000	337,500	8,000
Security Deposit	-	3,495	-
Other Assets, net	52,615	24,068	29,559
Total Other Assets	60,615	388,563	37,559

Total Assets	$ 1,546,942	$ 751,449	$ 1,823,641

The accompanying notes are an integral part of the financial statements

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31, 2007	December 31, 2006	September 30, 2008
			(As Restated)
	(As Restated)		(Unaudited)
Current Liabilities:
Accounts Payable and Accrued Expenses	$ 232,238	$ 335,030	$ 668,424
Customer Deposit	-	2,290	-
Notes Payable, Current Portion	745,227	121,015	925,606
Total Current Liabilities	977,465	458,335	1,594,030

Long Term Liabilities:
Notes Payable	50,258	78,743	30,037
Total Liabilities	1,027,723	537,078	1,624,067

Stockholders' Equity
Preferred Stock - $.001 par value:
195,000,000, -0-, and 220,000,000 shares authorized,
issued and outstanding as of December 31, 2007,
2006, and September 30, 2008 respectively.	195,000	-	220,000
Common Stock - $.001 par value:
5,800,000,000 shares authorized
169,961,553, 91,095,949, and 380,244,044 shares
issued and outstanding as of December 31, 2007,
2006 and September 30, 2008 respectively.	169,962	91,096	380,244
Discount on Stock	-	-	(4,853)
Treasury Stock	(7,500)	-	-
Additional Paid in Capital	9,002,325	5,274,076	15,113,727
Accumulated Deficit	(3,689,767)	-	(10,358,743)
Accumulated Deficit During Development Stage	(5,150,801)	(5,150,801)	(5,150,801)
Total Stockholders' Equity	519,219	214,371	199,574

Total Liabilities and Stockholders' Equity	$1,546,942	$ 751,449	$ 1,823,641

The accompanying notes are an integral part of the financial statements

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Nine Months	Nine Months
	December 31, 2007	December 31, 2006	Ended	Ended
			September 30, 2008	September 30, 2007
	(As Restated)		(As Restated)	(As Restated)
			(Unaudited)	(Unaudited)
Revenue	$ 309,147	$ -	$ 149,490	$ 250,909
Cost of Goods Sold	253,307	-	94,507	153,322

Gross Profit	55,840	-	54,983	97,587

Operating Expenses:
Salaries	288,591	208,758	220,066	231,360
Stock Based Compensation	842,500	-	4,518,000	842,500
Travel and Entertainment	36,141	27,347	22,882	20,920
Professional Fees	231,120	42,598	144,057	181,006
Payroll Taxes and Employee Benefits	68,218	21,653	62,439	54,527
Consulting Fees and Commissions	157,438	4,304,173	831,787	151,923
Rent	37,896	27,757	32,928	28,532
Public Relations and Marketing	487,332	97,127	451,250	333,298
Product Licensing and Royalties	129,225	157,500	26,136	94,000
General and Administrative	139,696	72,985	122,251	126,504
Bad Debts	-	-	2,006	16
Depreciation and Amortization	8,865	16,816	27,797	5,034
Total Operating Expenses	2,427,022	4,976,714	6,461,599	2,069,620
Loss Before Other Income and (Expense)	(2,371,182)	(4,976,714)	(6,406,616)	(1,972,033)

Other Income (Expenses):
Interest and Dividend Income	1,093	2,421	507	791
Miscellaneous Income	5,000	-	5,000	5,000
Interest Expense	(1,301,178)	(13,518)	(267,867)	(808,298)

Goodwill Impairment	(23,500)	-	-	-
Gain on Sale of Equipment	-	539	-	-
Total Other Income (Expenses)	(1,318,585)	(10,558)	(262,360)	(802,507)
Net Loss	$(3,689,767)	$ (4,987,272)	$(6,668,976)	$ (2,774,540)

Basic and diluted net loss per common share	($0.16)	($1.37)	($0.36)	($0.16)

Weighted average common shares outstanding	22,844,551	3,637,304	18,936,302	17,083,636

The accompanying notes are an integral part of the financial statements.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
AND THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)
	Common	Preferred	Par Value	Par Value	Discount	Par Value	Additional	Accumulated	Deficit During
Description	Shares	Shares	Amount	Amount	on	Amount	Paid In	Deficit	Development
			Preferred	Common	Stock	Treasury	Capital	Sept. 30, 2008	Stage	Totals
Balance as of January 1, 2006	12,540,000	-	$ -	$ 12,540	$ -	$ -	$ (40,026)	$ -	$ (163,529)	$(191,015)
Issuance of common stock
warrants on reverse merger.	-	-	-	-	-	-	(15,000)	-	-	-
							15,000
Issuance of common stock for
fees and services	39,074,819	-	-	39,075	-	-	4,240,187	-	-	4,279,262
Issuance of common stock for
loan repayments	150,000	-	-	150	-	-	99,850	-	-	100,000
Issuance of common stock for cash	39,331,130	-	-	39,331	-	-	974,065	-	-	1,013,396
Net Loss for the period ending
December 31, 2006	-	-	-	-	-	-	-	-	(4,987,272)	(4,987,272)
Balance as of December 31, 2006	91,095,949	-	-	91,096	-	-	5,274,076	-	(5,150,801)	214,371

Issuance of preferred stock for
Executive Compensation	-	195,000,000	195,000		-	-	(95,000)	-	-	100,000
Issuance of common stock for
Executive Compensation	15,750,000	-	-	15,750	-	-	726,750	-	-	742,500
Issuance of common stock for
fees and services	2,250,000	-	-	2,250	-	-	188,850	-	-	191,100
Issuance of common stock for Interest	9,063,291	-	-	9,063	-	-	792,937	-	-	802,000
Issuance of common stock for
loan repayments	5,256,222	-	-	5,257	-	-	459,743	-	-	465,000
Issuance of common stock for cash	46,546,091	-	-	46,546	-	-	1,187,782	-	-	1,234,328
Purchase of Treasury Stock	-	-	-	-	-	(7,500)	-	-	-	(7,500)
Amortization of Beneficial Conversion on Convertible Note							467,187			467,187
Net loss for the period ending
December 31 , 2007	-	-	-	-	-	-	-	(3,689,767)	-	(3,689,767)
Balance as of December 31, 2007	169,961,553	195,000,000	195,000	169,962	-	(7,500)	9,002,325	(3,689,767)	(5,150,801)	519,219

Issuance of preferred stock for
Executive Compensation	-	25,000,000	25,000	-	-	-	475,000	-	-	500,000
Issuance of common stock for
Executive Compensation	145,000,000	-	-	145,000	-	-	3,873,000	-	-	4,018,000
Issuance of common stock for
fees and services	30,052,540	-	-	30,053	-	-	922,410	-	-	952,463
Issuance of common stock for interest	1,545,400			1,022	-		29,886			30,908
Issuance of common stock for cash	1,170,945	-	-	1,170	-	-	11,330	-	-	12,500
Issuance of common stock for
loan repayments	32,500,000			33,024	-		616,976			650,000
Amortization of Beneficial Conversion on Convertible Note	-	-	-	-	-	-	182,813	-	-	182,813
Sale of Treasury Stock	-	-	-	-	(4,853)	7,500	-	-	-	2,647
Transfer agent adjustment	13,606	-	-	13	-	-	(13)	-	-	-
Net loss for the period ending
September 30, 2008	-	-	-	-	-	-	-	(6,668,976)	-	(6.668,976)
Balance as of Sept. 30, 2008 (unaudited)	380,244,044	220,000,000	$ 220,000	$ 380,244	$ (4,853)	$ -	$15,113,727	$(10,358,743)	$ (5,150,801)	$ 199,574

The accompanying notes are an integral part of the financial statements.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
STATEMENTS OF CASH FLOWS
	Year Ended	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2007	December 31, 2006	September 30, 2008	September 30, 2007
	(As Restated)		(As Restated)	(As Restated)
			(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:

Net Loss	$ (3,689,767)	$ (4,987,272)	$ (6,668,976)	$ (2,774,540)
Adjustments to Reconcile Net Loss to Net Cash
Provided by (Used in) Operating Activities:
Depreciation	26,586	6,964	19,391	17,453
Amortization	5,374	9,852	23,056	2,416
Goodwill Impairment	23,500	-	-	-
Gain on Sale of Equipment	-	(539)	-	-
Amortization of Beneficial Conversion on Convertible Note	467,187	-	182,813	-
Retirement of Other Assets	-	6,445	-	-
Preferred Stock Issued for Executive Compensation	100,000	-	500,000	100,000
Common Stock Issued for Executive Compensation	742,500	-	4,018,000	742,500
Common Stock Issued for Fees and Services	191,100	4,251,776	952,463	191,100
Common Stock Issued for Interest	802,000	-	30,908	802,000

(Increase) Decrease in:
Accounts Receivable	(60,420)	-	22,304	(78,125)
Inventories	(454,301)	-	(65,421)	(450,837)
Prepaid Rent	-	-	-	-
Prepaid Payroll Taxes			(4,455)
Deposits with Suppliers	(199,650)	-	(227,197)	(645,783)
Advance Royalties	(97,774)	(215,000)	463	48,097
Advance Marketing Expenses	20,000	(20,000)	-	10,000
Security Deposit	-	(2,895)	-	-
Rent Deposit	3,494	-	-	3,494
Increase (Decrease) in:
Accounts Payable and Accrued Expenses	77,209	335,030	436,186	618,827
Customer Deposit	(2,290)	2,290	-	-
Net Cash Used in Operating Activities	(2,045,252)	(613,349)	(780,465)	(1,413,398)
Balance Forward	$ (2,045,252)	$ (613,349)	$ (780,465)	$ (1,413,398)

The accompanying notes are an integral part of the financial statements.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
STATEMENTS OF CASH FLOWS (CONTINUED)
	Year Ended	Year Ended	Nine Months Ended	Nine Months Ended
	December 31, 2007	December 31, 2006	September 30, 2008	September 30, 2007
			(As Restated)	(As Restated)
	(As Restated)		(Unaudited)	(Unaudited)

Balance Forward	$ (2,045,252)	$ (613,349)	$ (780,465)	$ (1,413,398)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	(258,940)	(247,032)	(41,160)	(219,948)
Purchase of Intangible Assets	(33,921)	(23,500)	-	-
Purchase of Treasury Stock	(7,500)	-	-	-
Proceeds from Sale of Treasury Stock	-	-	2,647	-
Proceeds from Sale of Fixed Assets	-	768	-	-
Net Cash Used in Investing Activities	(300,361)	(269,764)	(38,513)	(219,948)

Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock	1,234,328	1,013,396	12,500	1,229,327
Proceeds from Notes Payable	1,140,000	-	887,293	490,000
Principal Payments of Notes Payable	(79,272)	(71,789)	(77,135)	(61,720)
Net Cash Provided by Financing Activities	2,295,056	941,607	822,658	1,657,607

Net (Decrease) Increase in Cash	(50,557)	58,494	3,680	24,261

Cash, Beginning	88,569	30,075	38,012	88,569
Cash, Ending	$ 38,012	$ 88,569	$ 41,692	$ 112,830

Cash Paid During the Year for:
Interest	$ 7,583	$ 10,364	$ 5,485	$ 6,298

Non-Cash Transactions:

Capital Stock Issued for Executive Compensation	$ 742,500	$ -	$ 4,018,000	$ 742,500
Capital Stock Issued for Fees and Services	$ 191,100	$ 4,251,776	$ 9,522,463	$ 191,100
Capital Stock Issued for Interest	$ 802,000	$ -	$ 30,908	$ -
Capital Stock Issued for Payment on Loans	$ 465,000	$ 100,000	$ 650,000	$ 1,267,000
Preferred Stock Issued for Executive Compensation	$ 100,000	$ -	$ 500,000	$ 1,925,000

The accompanying notes are an integral part of the financial statements.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006,

AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (UNAUDITED)

Nature of Operations

Eternal Image was incorporated January 31, 2006 in the State of Delaware. Eternal Image, Inc. ("Eternal Image") ("The Company") is the first manufacturer of branded, licensed funerary products for humans and pets and has established it as its one reportable segment.  Eternal Image secures license agreements with appropriate brand licensors and develops funerary products (such as caskets, urns, and vaults) using the brand logo and images prominently in the design of the product.

Once a license is secured, Eternal Image works with designers and engineers to create product drawings and prototypes. The prototypes are then approved by the brand license holder. Once approval has been received by the brand licensor, Eternal Image then sends the specifications for that product to its third party manufacturers/suppliers for quotation before a manufacturer/supplier is chosen to commence production. Eternal Image utilizes a distribution network that in turn supplies funeral homes throughout the United States.

From inception until December 31, 2006 the Company was in the development stage and had accumulated a deficit of $5,150,801.  In January, 2007 the Company had achieved planned operations and began generating revenue from sales.

1.  Summary of Significant Accounting Policies:

Basis of Presentation

Acquisition-Reverse Merger

On February 1, 2006, Diamics acquired 100% of the shares of the outstanding securities of Eternal Image, Inc. (Eternal Image). Diamics issued 52,200,000 shares of its Par Value stock at a fair value of $52,000, determined based on the par value of the stock of $.001, of its 62,700,000 shares outstanding. Although Diamics is the legal survivor in the merger and remains the registrant with the Securities and Exchange Commission, under accounting principles generally accepted in the United States, the merger was accounted for as a reverse acquisition, whereby Eternal Image is considerer the "Acquirer" of Diamics for financial reporting purposes as its shareholders controlled more than 50% of the post transaction combined company. Among other matters this requires Diamics to present in all financial statements after completion of the Merger, prior historical information of Eternal Image and requires retroactive restatement of Eternal Image, Inc. historical shareholders investment for the equivalent number of shares of common stock received in the Merger. Accordingly, the accompanying financial statements present the results of operations of Eternal Image for the year ended December 31, 2007 and 2006 and reflect the acquisition of Diamics on February 1, 2006, under the purchase method of accounting. The name Diamics was changed to Eternal Image, Inc. under the merger. Subsequent to February 1, 2006, the operations of the Company reflect the combined operations of the former Diamics and Eternal Image, Inc. The 62,700,000 have been adjusted for 4 for 1 stock split in February, 2006 and a 1 for 20 reverse split in January, 2008 (see stock split note 7) resulting in 12,540,000 shares outstanding reported at January 1, 2006.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies - (continued):

Interim Financial Information

The Company's policy is to prepare its financial statements in conformity with generally accepted accounting principles. Consequently, certain revenue and the related assets are recognized when incurred rather than when received, and certain expenses and the related liabilities are recognized when the obligation is incurred rather than paid. Depreciation expense under generally accepted accounting principles is spread over the estimated useful lives of the assets using straight-line and certain accelerated methods.

The accompanying unaudited financial statements for the six months ended June 30, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the Securities and Exchange Commission. The results for the periods indicated are unaudited, but reflect all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of operating results.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments

The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and notes payable. These financial instruments are carried at cost, which, unless otherwise disclosed, approximates fair market value due to their short maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are held principally at three financial institutions and at times may exceed insured limits.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies - (continued):

Accounts Receivable

For the years ended December 31, 2007 and 2006, Management elected to record bad debts using the direct write-off method. Generally accepted accounting principles require that the allowance method be used to reflect bad debts. However, the effect of the use of the direct write-off method is not materially different from the results that would have been obtained had the allowance method been followed.  Beginning with the period ended June 30, 2008, Management adopted the allowance method to reflect bad debts. The allowance is estimated and recorded based on management's judgment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist  primarily of Accounts Receivable.

Furniture, Office Equipment, Molds, Tooling and Dies

Furniture, Equipment and Molds, Tooling and Dies are stated at cost.  Depreciation is determined on the straight-line and accelerated methods over the estimated useful lives of the assets of 5 to 7 years. As of December 31, 2007, Molds, Tooling and Dies have remaining estimated useful lives of between 4 and 6 years.

Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.  When items of furniture or equipment are sold or retired, the related cost and accumulated depreciation are  removed from the accounts and any gain or loss is included in income (the results of operations).

Royalties

The Company enters into agreements to license trademarks, copyrights and patents. The agreements may which are nonrefundable in the event that product sales fail to meet certain minimum levels. Advance royalties resulting from such transactions are stated at amounts estimated to be recoverable from future sales of the related products. The Company expenses royalties at the time liabilities from sales under license agreements are incurred and expenses the balance of the prepaid portion at the end of the royalty term in accordance with the Financial Accounting Standards Board Statement of Financial Accounting No. 50.

During the period July, 2005 to December, 2007, license agreements were signed with Second Renaissance, LLC and 1451 International, LTD for use of the Vatican Collection rights, United Feature Syndicate for use of the Precious Moments rights, Major League Baseball, 4 Kids Entertainment for use of the American Kennel Club and Cat Fanciers' Association rights, CBS Consumer Products for use of the Star Trek rights, and The Collegiate Licensing Company, an agent for various colleges, for various collegiate rights.

An initial fee is paid to each licensor by Eternal Image, Inc. for the rights to use their names and identifying indicia without limitation. Each license has its own advance royalty fee, rate, and term. All licenses are currently active.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies - (continued):

Impairment of Long-Lived Assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Impairment is determined to exist if estimated undiscounted future cash flows are less than the carrying amount of the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Goodwill

Goodwill of $23,500 resulted from a merger to a public shell company in 2006. This asset was reviewed for impairment at December 31, 2007, was determined to be worthless, and was written off.

Patents

The Company capitalizes its expenditures relating to the filing and maintenance of its patents and amortizes such costs over the estimated useful life of the patent, which generally approximates fifteen years. Accumulated amortization was for the years ended December 31, 2007 and 2006 and the period ending September 30, 2008 was $2,895, $2,087, and $3,501 respectively.

Amortization expense relating to patents for the years ended December 31, 2007 and 2006, and the period ended September 30, 2008 was $808, $808, and $606 respectively.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the determination of deferred tax assets and liabilities based on the differences between the financial statements and income tax bases of assets and liabilities, using enacted tax rates.  Additionally, net deferred tax assets are adjusted by a valuation allowance, if, based on the weight of available evidence, it is uncertain whether some portion or all of the net deferred tax assets will be realized.  There is no current provision for corporate income tax for the year ended December 31, 2007 and 2006 as the Company generated a net loss for income tax purposes.

On January 1, 2007, the Company adopted Financial Interpretation No. 48 "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48").  This interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The Company is in the process of evaluating this FAS and its effect on the Company's financial statements.

Basic and Diluted Loss per Common Share

The Company displays earnings (loss) per share in a dual presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing net income or loss available to common shareholders by the weighted average number of common shares outstanding for the period.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies - (continued):

Outstanding common stock options, warrant, convertible preferred shares and convertible notes payable have not been considered in the computation of diluted earnings per share amounts, since the effect of their inclusion would be antidilutive.  Accordingly, basic and diluted earnings (loss) per share are identical.

Advertising

The Company expenses advertising costs as they are incurred.  Advertising expenses for the years ended December 31, 2007 and 2006 and the period ended September 30, 2008 were $354,562, $58,966 and $247,838 respectively.

Stock Based Compensation

Under the provision of SFAS 123R, employee stock awards under the company's compensation plan, the Company measures compensation expense for cost of services received from employees in a share-based payment transaction using fair market value of the underlying stock awarded on the date of grant net of any employees pay (or obligated to pay) for the stock granted.

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issued Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".  The fair value of the stock awarded is used to measure the transaction, as this is more reliable than the fair value of services received.  Fair value is measured as the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete.  The fair value of the stock award is charged directly to compensation expense and additional paid-in-capital.

Inventories:

Inventory is based on a physical count, and represents the amount of finished goods priced at cost.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" ("SFAS 157").  SFAS 157 provides accounting guidance on the definition of fair value and establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  We have adopted the provisions of SFAS 157 and do not expect it to have a material impact on our a material impact on our results of operations or financial condition.

Going Concern

The Company has suffered losses from operations that may raise doubt about the Company's ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through debt securities, or through borrowings from financial institutions.  Management believes that actions presently being taken to obtain additional funding provide the  opportunity for the Company to continue as a going concern.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

2.  Furniture, Office Equipment, and Molds, Tooling and Dies

Furniture, Office Equipment, and Molds, Tooling and Dies are summarized as follows :

	December 31, 2007	December 31, 2006	September 30, 2008

Furniture	$ 17,299	$ 17,299	$ 17,299
Office Equipment	16,508	13,968	16,508
Molds, Tooling and Dies	487,902	231,502	529,062
	521,709	262,769	562,869

Less Accumulated Depreciation	100,769	8,452	213,233
	$ 420,940	$ 254,317	$ 349,636

Depreciation expense for the years ended December 31, 2007 and 2006 and the period ended September 30, 2008 was $92,317, $6,964 and $112,464, respectively.

3.  Other Assets

Other Assets are summarized as follows:

	December 31, 2007	December 31, 2006	September 30, 2008

Organizational Cost	$ 12,443	$ 12,443	$ -
Patents and Copyrights (Note 1)	12,120	12,120	12,120
Auto Lease Capitalized Cost	33,921	2,954	33,921
Loan Fees	1,620	1,620	1,620
	60,104	29,137	47,661

Less Accumulated Amortization	7,489	5,069	18,102
	$ 52,615	$ 24,068	$ 29,559

Amortization expense for the years ended December 31, 2007 and 2006 and the period ended September 30, 2008 was $5,374, $9,852 and $23,056, respectively.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

4.  Long Term Debt

Long term debt consists of the following:

	December 31, 2007	December 31, 2006	September 30, 2008
			(Unaudited)
6.75% note payable to Fifth Third Bank, in monthly
installments of $689, including interest, secured by
personal guarantees of Clint Mytych and Donna Shatter,
shareholders and officers of Eternal Image, Inc., and
Roy Mytych. Final payment is due May, 2009.	$ 40,284	$ 46,901	$ 36,070

2% unsecured note payable to J. Scott Watkins,
in monthly installments of $2,211, including interest.
Final payment was due December, 2007. This note
was paid in full on June 24, 2008.	3,746	26,250	-

8.25% unsecured note payable to Woodrow Browne,
in three installments of $25,000.
Final payment was due October, 2007. This creditor
has agreed to an extension of the payment terms to
of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	50,000	75,000	50,000

20.0% note payable to North Atlantic Resources, LTD,
secured by all assets of the Company, payable in full on
February 28, 2008. This note was issued on November 15, 2007 and has a conversion rate of $0.02. On January 18, 2008 34,045,400 shares of common stock were issued in repayment of this loan.
Of this amount, 32,500,000 was applied to repayment of the
loan, and 1,545,400 was applied to Interest. The amount
of the beneficial conversion, $650,000, was charged
to operations. The value of these shares was determined by
dividing the conversion amount by the conversion price
as stated in the note document.	650,000	-	-

5% unsecured note payable to Clint Mytych, shareholder
and officer of Eternal Image, Inc., in monthly installments
of $1,305 including interest. Final payment is due May, 2009.	21,378	29,750	14,758

5% unsecured note payable to Donna Shatter, shareholder
and officer of Eternal Image, Inc., in monthly installments
of $959, including interest. Final payment is due June, 2009.	30,077	21,857	23,250

Non-interest bearing note payable to Robert LeRea a shareholder
of Eternal Image, Inc., due on demand.	-	-	5,000

Non-Interest bearing note payable to Nick Popravsky, shareholder
and officer of Eternal Image, Inc., due on demand.	-	-	14,500

Non-Interest bearing note payable to James Parliament, a shareholder
and officer of Eternal Image, Inc., due on demand.	-	-	16,315

	795,485	199,758	159,893

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

4.  Long Term Debt (continued)

Long term debt consists of the following:

	December 31, 2007	December 31, 2006	September 30, 2008
			(Unaudited)

Balance Forward:	$ 795,485	$ 199,758	$ 159,893

20% unsecured note payable to Coastal Investments, payable
in full June, 2008. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	250,000

12.0% note payable to North Atlantic Resources, LTD,
secured by all assets of the Company, payable in full in
December, 2008.	-	-	100,000

10% unsecured note payable to Scott Stolz, a shareholder of
Eternal Image, Inc, payable in full September, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	10,000

10% unsecured note payable to Devon Block, a shareholder of
Eternal Image, Inc, payable in full August, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	100,000

10% unsecured note payable to David MacKool, a shareholder of
Eternal Image, Inc, payable in full September, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	15,000

10% unsecured note payable to Dorenda Boggs, a shareholder of
Eternal Image, Inc, payable in full September, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	50,000

10% unsecured note payable to Alan R. Fisher, a shareholder of
Eternal Image, Inc, payable in full September, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	20,000

	795,485	199,758	704,893

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

4.  Long Term Debt (continued)

Long term debt consists of the following:

	December 31, 2007	December 31, 2006	September 30, 2008
			(Unaudited)
Balance Forward:	$ 795,485	$ 199,758	$ 704,893

10% unsecured note payable to Daniel Richard, a shareholder of
Eternal Image, Inc, payable in full October, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	90,000

10% unsecured note payable to Robin Martindale, a shareholder of
Eternal Image, Inc, payable in full October, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	10,000

10% unsecured note payable to Robert Reiner, a shareholder of
Eternal Image, Inc, payable in full November, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	10,000

12.0% note payable to Emerald Asset Advisors,
secured by all assets of the Company, payable in full in
December, 2008.	-	-	50,000

10% unsecured note payable to David Hough, a shareholder of
Eternal Image, Inc, payable in full December, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	7,500

10% unsecured note payable to Nicholas Pirro, a shareholder of
Eternal Image, Inc, payable in full December, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	8,250
	$ 795,485	$ 199,758	$ 880,643

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

4.  Long Term Debt (continued)

Long term debt consists of the following:

	December 31, 2007	December 31, 2006	September 30, 2008
			(Unaudited)

Balance Forward:	$ 795,485	$ 199,758	$ 880,643

10% unsecured note payable to Ralph Mizrahi, a shareholder of
Eternal Image, Inc, payable in full September, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	15,000

10% unsecured note payable to John Howkins, a shareholder of
Eternal Image, Inc, payable in full October, 2008,
including interest. This creditor has agreed to an extension of the payment terms until December 31, 2008. No periodic
payments are required and principal and interest are due on
the extended due date.	-	-	60,000

	795,485	199,758	955,643
Less: Current Portion	745,227	121,015	925,606
Long Term Debt	$ 50,258	$ 78,743	$ 30,037

Maturities of long term debt are as follows:

	December 31, 2007	December 31, 2006	September 30, 2008
			(Unaudited)
2007	$ -	$ 121,015	$ -
2008	745,227	31,509	925,606
2009	50,258	47,234	30,037
	$ 795,485	$ 199,758	$ 955,643

The Company has no financial or non-financial covenants or agreements.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

5.  Commitments

Office Lease

On April 24, 2006 the Company entered into a sixty-five (65) month operating lease for its current office space in Farmington Hills, Michigan. The lease calls for escalating monthly payments over the next five years.  Future minimum rental costs under this lease for the next five years is as follows:

Annually
2008	$ 37,031
2009	37,031
2010	37,031
2011	37,031

Public Relations and Marketing

The Company entered into a one (1) year agreement with ASAPR, Inc., a Public Relations and Marketing firm. The period of the agreement was March 22, 2006 through March 31, 2007.  Services were being provided from April 1, 2007 to March 31, 2008 on a monthly basis with no set term.  On April 1, 2008, the Company extended the agreement for one year, until March 31, 2009.  The monthly fee is $6,000 plus expenses.  Either party can cancel this contract with 60 days written notice.  These fees are being expensed as incurred.

Fees are payable as follows:

Per Month
April, May and June, 2006	$ 5,000

July, 2006 through March, 2007	$ 6,500

April, 2008 through March, 2009	$ 6,000

Total Agreement	$ 145,500

Fees and expenses paid to ASAPR, Inc. for the periods ended December 31, 2007 and 2006 and September 30, 2008 were $77,661, $37,441, and $57,018, respectively.

Purchase Commitments

At September 30, 2008, we did not have any material commitments for capital expenditures. However, the Company was committed for purchases of inventory in the amount of $80,250.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

5.  Commitments (continued)

Licensing Consultant

In January, 2007, the Company renewed an agreement with Building Q. This agreement establishes Building Q as the Company's sole and exclusive licensing consultant, offering advice, counsel and general assistance with respect to seeking and obtaining licenses from third party licensors for the Company's casket and urn lines. A monthly fee of $2,500 and a two (2%) percent commission of the Company's net sales of all licensed products that were sold, distributed or shipped under any third party license agreement are payable to Building Q for services rendered under this agreement. This agreement is renewable annually. Fees and commissions paid to Building Q under this agreement for the periods ended December 31, 2007 and 2006 and September 30, 2008 were $20,581, $26,856 and $27,514, respectively.

License Agreements

The Company develops and produces its products under license agreements with third parties. The amounts paid periodically under terms of these agreements usually range from 8% to 10% of the net sales of the licensed products. The Company is obligated for guaranteed minimum royalty and other license payments at December 31, 2007 as follows:

December 31,
2008	$ 225,000
2009	47,000
2010	15,000
Total	$ 287,000

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

6.  Employment Agreements

On March 15, 2006 the Company entered into a five year employment agreement with Clint Mytych to serve as President, Chief Executive Officer and Chairman of the Board of Directors. This agreement calls for an annual base salary of $75,000 per year. At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination. Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000.  Employee can only be terminated by majority vote of the board of directors.  Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month.  This allowance shall continue for a period of one year beyond any termination date of employee.  Salary payable to Clint Mytych relating to 2006 under this agreement was $27,986 at December 31, 2007 and $52,621 at September 30, 2008.

On March 15, 2006 the Company entered into a five year employment agreement with Donna Shatter, mother of Clint Mytych,  to serve as Vice-President and a member of the Board of Directors.  This agreement calls for an annual base salary of $65,000 per year. At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination. Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000.  Employee can only be terminated by majority vote of the board of directors.  Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month.  This allowance shall continue for a period of one year beyond any termination date of employee.  Salary payable to Donna Mytych relating to 2006 under this agreement was $25,600 at December 31, 2007 and $49,389 at September 30, 2008.

On March 15, 2006 the Company entered into a five year employment agreement with Wallace N. Popravsky to serve as Vice-President. This agreement calls for an annual base salary of $65,000 per year.  At the expiration date, this agreement will be considered renewed for regular periods of one year, provided neither party submits notice of termination.  Should the employer terminate the employee for any reason then the employer shall pay the employee 70% of the balance of the employment contract within 5 business days. In no case shall this balance be less than $50,000.  Employee can only be terminated by majority vote of the board of directors. Employee shall receive a monthly vehicle allowance not to exceed $2,000 per month. This allowance shall continue for a period of one year beyond any termination date of employee.  Salary payable to Wallace N. Popravsky relating to 2006 under this agreement was $32,259 at December 31, 2007 and $41,530 at September 30, 2008.

On January 3, 2008 the Company entered into an employment agreement with Fulvio (David) DeAvila to serve as Sales Director. This agreement calls for an annual base salary of $62,500 per year. In addition a  commission of 1.5% of gross sales for the year 2008 will be paid in cash. The commission percentage will be established per company policies each year thereafter. In addition he will be awarded up to 5,000,000 shares of Company common shares for the calendar year 2008. Shares will be prorated over 12 months and awarded in January, 2009. If separated from the Company, he will receive his vested amount of shares in the month he is separated. If he voluntarily leaves the Company, all shares will be forfeited. Additionally, he has Company health care coverage. This employment agreement may be terminated by either party, with or without cause,  and with or without notice by either party at any time.  During the period January 1, 2008 to September 30, 2008, 3,000,000 common shares were issued to Mr. DeAvila at a market value of $61,500.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

7.  Stockholders' Equity

During the year ended December 31, 2006, the following were issued:

Common Stock Transactions:

12,540,000 shares were issued for the acquisition of Eternal Image, Inc. (Michigan), 10,440,000 to sellers and 2,100,000 to a third party.

39,074,819 shares of common stock were issued for consulting fees and services valued at $4,010,547.  Consulting services rendered include advising on private placement sources, introductions to various business media, and general advice about the transition to the Over-The-Counter Bulletin Board.

150,000 shares of restricted common stock were issued for loan repayments valued at $100,000.

39,331,130 shares of common stock were issued to various shareholders for cash.

Warrants:

On February 1, 2006, as part of its acquisition of Diamics, Inc., Eternal Image, Inc. issued 1,200,000 warrants exercisable at $.02 a share 5 years from date of issuance to an unrelated third party as compensation for services rendered in relation to the transaction. Such warrants vested immediately and were valued at $15,000. The calculation was done using the Black-Scholes method.  The warrants expire on February 1, 2011.

During the year ended December 31, 2007, the following were issued:

Common Stock Transactions:

15,750,000 shares of common stock were issued for executive compensation valued at $742,500.

2,250,000 shares of common stock were issued for fees and services valued at $191,100.

23,383,104 shares of common stock were issued for loan repayments valued at $1,267,000.

37,482,500 shares of common stock were issued for cash of $432,328.

Preferred Stock Transactions:

On July 25, 2007, Clint Mytych, Chief Executive Officer and Chairman of the Board of Directors was awarded 1,925,000,000 shares of preferred stock. Preferred shares have a 10 to 1 voting right over common shares, and were issued to mitigate the risk of a hostile takeover. The total value of these shares at par is $1,925,000.

Stock Split

On January 15, 2008 the Company's board of directors declared a 1:20 reverse stock split. Accordingly all numbers of common shares and per share data have been restated to reflect the stock split.

The par value of the reduced shares of common stock has been credited to additional paid in capital.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

7.  Stockholders' Equity (continued)

During the period January 1, 2008 to September 30, 2008, the following were issued:

On July 25, 2007, as an anti-takeover strategy, we issued to Clint Mytych all of the shares of convertible preferred voting shares that were authorized at that time.  At that time, that number was 1,925,000,000 shares.  On March 10, 2008 we filed an amendment to our certificate of incorporation with the State of Delaware reducing the number of shares of both preferred and common stock that we are authorized to issue. As a result, we were authorized to issue 195,000,000 shares of preferred stock, par value $.001 per share.

On August 28, 2008 we filed another amendment to our certificate of incorporation with the State of Delaware that we are authorized to issue and correspondingly increasing the number of shares of preferred stock issue. As a result of this most recent amendment, we are currently authorized to issue 220,000,000 shares, 220,000,000 shares of which are currently outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from its shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while priding flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock. Currently there are 220,000,000 shares of preferred outstanding that have voting rights of one vote per share and are convertible into common stock at the rate of one share of preferred into one share of common stock.

25,000,000 shares of preferred stock were issued to Mr. Clint Mytych for executive compensation valued at $500,000.

145,000,000 shares of common stock were issued for executive compensation valued at $4,018,000.

30,052,540 shares of common stock were issued for other fees and services valued at $952,463.

1,545,400 shares of common stock were issued for interest valued at $30,908.

1,170,945 shares of common stock were issued for cash of $12,500.

32,500,000 shares of common stock were issued for a loan repayment with beneficial conversion feature. Of this amount, 32,500,000 was applied to repayment of the loan, and 1,545,400 was applied to interest expense. The amount of the beneficial conversion, $650,000, was charged to operations. The value of these shares was determined by the dividing the conversion amount by the conversion price as stated in the note document.  In addition, the consultants retained to complete the deal 20,407,540 on the date of conversion valued at $714,264, which was charged to operations.

8.  Income Taxes

There is no current provision for corporate income tax for the year ended December 31, 2007 as the Company generated net losses for income tax purposes.  At December 31, 2007 the Company had available for federal income tax purposes net operating loss carryforwards of approximately $2,208,865 that will expire in 2026, and contribution carryforward of $3,620.

Income tax benefits are summarized as follows:

	December 31,	December 31,
	2007	2006
Federal	$ -	$ -

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

8.  Income Taxes (continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are summarized as follows:

	December 31,	December 31,
	2007	2006
DEFERRED TAX ASSETS:
Net operating loss carryforwards	$ 2,213,827	$ 720,524
Less: Valuation allowance	(2,213,827)	(720,524)
Net deferred tax assets	-	-

The reconciliation of estimated income taxes attributed to operations at the statutory tax rates to the reported income tax benefit is as follows:

Expected federal tax benefit at statutory rate	$ 442,765	$ 144,104
State taxes, net of federal tax rate	$ (40,000)	$ -
Change in valuation allowance	$ 422,765	$ 144,104

9.  Risks and Uncertainties

The Company is subject to risk and uncertainty common to start-up companies including, but not limited to, successful development, promotion, and sale of products, protection of proprietary technology, and expansion of market coverage.

As reflected in the accompanying financial statements, the Company has incurred significant losses from operations and negative operating cash flows, which have been financed primarily by proceeds from stock and debt issuance. As a result the Company had accumulated  deficits of $7,674,562, $5,150,801 and $14,253,798 at December 31, 2007 and 2006, and September 30, 2008 respectively.

Management plans to provide for additional working capital and funds for the continued development and promotion of its products through public sale of the Company's common stock. Management is also attempting to expand its number of third party manufacturers/suppliers to help get better product prices which could increase cash flow during early stages of sales growth. No assurance can be given that the Company will successfully expand its number of third party manufacturers/suppliers.

10.  Patent Protection

In a press release dated November 2, 2007, the Company announced that it has filed for "design patent protection" for urns from three of the licensed product lines. Those product lines include the Vatican Library Collection ™, Major League Baseball ™, and American Kennel Club ™. Claims have also been filed for Major League Baseball ™ and Vatican Library Collection ™ caskets.

The process of applying for specific design patents requires an individual company to submit an application along with draftsman drawings to the U.S. Patent Office. Eternal Image may be issued the design patents for the aforementioned product designs in six to eighteen months.

11.  Subsequent Events

As of September 30, 2008 no communication had been received from the U.S. Patent Office. However, On October 21, 2008  the United State Patent Office granted the Company a design patent on its American Kennel Club urn (U.S. Patent Number D579,172 S). The patent is included as an exhibit to the Form S-1 Registration Statement, as amended, of which this prospectus is a part. The Company continues to await responses from the U.S. Patent Office regarding the other design patent applications filed.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)

 NOTES TO FINANCIAL STATEMENTS

12.  Restatement of Historical Statements

Restatement of previously issued audited financial statements for the year ended December 31, 2007.

During the fourth quarter of 2008, the Company conducted a study of certain transactions and based on those results restated its financial statements for the year ended December 31, 2007 to correctly reflect a Reverse Merger, stock splits and the issuance of certain Senior Secured Convertible Notes, and the allocation of Depreciation to Cost of Goods Sold.

These errors had various effects on a few major areas within the 2007 audited financial statements. They are addressed herewith:

Interest Expense - Increased by approximately $1,300,000 due to two errors. The incorrect recording of the issuance of common stock to repay an existing loan resulted in an increase in Interest Expense of $802,000 upon correction of the error. The original non-recording of the amortization of a portion of the Beneficial Conversion applicable to 2007 increased Interest Expense an additional $467,000 upon recording of the Amortization.

Preferred Stock – Decreased by approximately $1,730,000. The company incorrectly recorded the valuation on the issuance of Preferred Stock for Executive Compensation when taking into effect a reverse split of its common stock. Originally the number of Preferred Shares issued was reflected as 1,925,000,000 when in fact the number of shares issued was 195,000,000. This correction decreased the number of shares issued by 1,730,000,000 and the resulting valuation of Preferred Stock by approximately $1,730,000.

Additional Paid In Capital – Increased by approximately $3,000,000. The incorrect recording of the issuance of common stock due to the repayment of an existing loan (as discussed above in “Interest Expense”) also resulted in an increase in Additional Paid In Capital of approximately $802,000 upon correction. The original non-recording of the amortization of a portion of the Beneficial Conversion created due to the conversion of the same Convertible Debenture (also discussed above in “Interest Expense”) also increased Paid In Capital by an additional $467,000 upon recording of the Amortization. The correction of the incorrect recording of the number of Preferred Stock issued (as discussed above in “Preferred Stock”) resulted in an increase of Paid In Capital of approximately $1,730,000.

Net Loss per Share – The resulting increase in the Company’s 2007 loss of approximately $1,294,000, primarily due to these errors, resulted in a increase of loss per share of ($-.05) from ($.11) to ($.16).

Cost of Goods Sold – Increased by approximately $23,000.  This error was due to the lack of allocated depreciation of certain equipment to Cost of Goods Sold.

Below are the full Balance Sheets, Statements of Operations, and Statements of Cashflows reflection both “as originally reported” and “restated”.

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION) BALANCE SHEET ASSETS
	December 31, 2007		September 30, 2008
	Originally Reported	Restated	Originally Reported	Restated
	in Amendment #1		in Amendment #4
Current Assets:
Cash	$ 38,012	$ 38,012	$ 41,692	$ 41,692
Accounts Receivable, net of allowance of
$-0-, $-0- and $2,206 respectively	60,420	60,420	38,116	38,116
Inventories	454,301	520,032	519,722	678,526
Prepaid Payroll Taxes	-	-	4,455	4,455
Advance Royalties	247,273	247,273	246,810	246,810
Deposits with Suppliers	199,650	199,650	426,847	426,847
Total Current Assets	999,656	1,065,387	1,277,642	1,436,446

Fixed Assets:
Furniture, Office Equipment and
Molds, Tooling and Dies, net	420,940	420,940	349,636	349,636

Other Assets:
Goodwill	-	-	-	-
Advance Royalties	8,000	8,000	8,000	8,000
Security Deposit	-	-	-	-
Other Assets, net	52,615	52,615	29,559	29,559
Total Other Assets	60,615	60,615	37,559	37,559
Total Assets	$ 1,481,211	$ 1,546,942	$ 1,664,837	$ 1,823,641

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION) BALANCE SHEET LIABILITIES AND STOCKHOLDERS' EQUITY
	December 31, 2007		September 30, 2008
	Originally Reported	Restated	Originally Reported	Restated
Current Liabilities:	in Amendment #1		in Amendment #4
Accounts Payable and Accrued Expenses	$ 207,830	$ 232,238	$ 668,424	$ 668,424
Customer Deposit	-	-
Notes Payable, Current Portion	745,227	745,227	925,606	925,606
Total Current Liabilities	953,057	977,465	1,594,030	1,594,030

Long Term Liabilities:
Notes Payable	50,258	50,258	30,037	30,037
Total Liabilities	1,003,315	1,027,723	1,624,067	1,624,067

Stockholders' Equity
Preferred Stock - $.001 par value:
195,000,000, -0-, and 220,000,000 shares authorized,
issued and outstanding as of December 31, 2007,
2006, and September 30, 2008 respectively.	1,925,000	195,000	220,000	220,000
Common Stock - $.001 par value:
5,800,000,000 shares authorized
169,961,553, 91,095,949, and 380,244,044 shares
issued and outstanding as of December 31, 2007,
2006 and September 30, 2008 respectively.	169,962	169,962	380,244	380,244
Discount on Stock	-	-	(4,853)	(4,853)
Treasury Stock	(7,500)	(7,500)
Additional Paid in Capital	6,003,137	9,002,325	13,699,177	15,113,727
Accumulated Deficit	(2,461,902)	(3,689,767)	(9,102,997)	(10,358,743)
Accumulated Deficit During Development Stage	(5,150,801)	(5,150,801)	(5,150,801)	(5,150,801)
Total Stockholders' Equity	477,896	519,219	40,770	199,574
Total Liabilities and Stockholders' Equity	$ 1,481,211	$ 1,546,942	$ 1,664,837	$ 1,823,641

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION) STATEMENT OF OPERATIONS
			Nine Months Ended		Nine Months Ended
	December 31, 2007		September 30, 2008		September 30, 2007
	Originally Reported	Restated	Originally Reported	Restated	Originally Reported	Restated
	in Amendment #1		in Amendment #4		in Amendment #4

Revenue	$ 309,147	$ 309,147	$ 149,490	$ 149,490	$ 250,909	$ 250,909

Cost of Goods Sold	230,212	253,307	79,857	94,507	138,487	153,322

Gross Profit	78,935	55,840	69,633	54,983	112,422	97,587

Operating Expenses:
Salaries	1,131,091	288,591	220,066	220,066	231,360	231,360
Stock Based Compensation	-	842,500	4,518,000	4,518,000	842,500	842,500
Travel and Entertainment	36,141	36,141	22,882	22,882	20,920	20,920
Professional Fees	231,120	231,120	144,057	144,057	181,006	181,006
Payroll Taxes and Employee Benefits	68,218	68,218	62,439	62,439	54,527	54,527
Consulting Fees and Commissions	157,438	157,438	831,787	831,787	151,923	151,923
Rent	37,896	37,896	32,928	32,928	28,532	28,532
Public Relations and Marketing	487,332	487,332	451,250	451,250	333,298	333,298
Product Licensing and Royalties	129,225	129,225	26,136	26,136	94,000	94,000
General and Administrative	139,695	139,696	122,251	122,251	126,504	126,504
Bad Debts	-	-	2,006	2,006	16	16
Depreciation and Amortization	97,691	8,865	135,520	27,797	33,132	5,034
Total Operating Expenses	2,515,847	2,427,022	6,569,322	6,461,599	2,097,718	2,069,620

Loss Before Other Income and (Expense)	(2,436,912)	(2,371,182)	(6,499,689)	(6,406,616)	(1,985,296)	(1,972,033)

Other Income (Expenses):
Interest and Dividend Income	1,093	1,093	507	507	791	791
Miscellaneous Income	5,000	5,000	5,000	5,000	5,000	5,000
Interest Expense	(7,583)	(1,301,178)	(85,054)	(267,867)	(6,298)	(808,298)
Goodwill Impairment	(23,500)	(23,500)	-	-	-	-
Gain on Sale of Equipment	-	-	-	-	-	-
Total Other Income (Expenses)	(24,990)	(1,318,585)	(79,547)	(262,360)	(507)	(802,507)
Net Loss	$ (2,461,902)	$ (3,689,767)	$ (6,579,236)	$ (6,668,976)	$ (1,985,803)	$ (2,774,540)

Basic and diluted net loss per common share	($0.11)	($0.16)	$0.03	($0.35)	$ (0.16)	$ (0.16)

Weighted average common shares outstanding	22,844,551	22,844,551	18,936,302	18,936,302	17,083,636	17,083,636

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION)
STATEMENT OF CASH FLOWS
	Year Ended		Nine Months Ended		Nine Months Ended
	December 31, 2007		September 30, 2008		September 30, 2007
	Originally Reported		Originally Reported		Originally Reported
	in Amendment #1	Restated	in Amendment #4	Restated	in Amendment #4	Restated
Cash Flows from Operating Activities:

Net Loss	$ (2,461,902)	$ (3,689,767)	$ (6,579,236)	$ (6,668,976)	$ (1,985,803)	$ (2,774,540)
Adjustments to Reconcile Net Loss to Net Cash
Provided by (Used in) Operating Activities:
Depreciation	92,317	26,586	112,464	19,391	30,716	17,453
Amortization	28,874	5,374	23,056	23,056	2,416	2,416
Goodwill Impairment	-	23,500	-	-	-	-
Gain on Sale of Equipment	-	-	-	-	-	-
Amortization of Beneficial Conversion on Convertible Note	-	467,187	-	182,813	-	-
Retirement of Other Assets	-	-	-	-	-	-
Preferred Stock Issued for Executive Compensation	1,925,000	100,000	500,000	500,000	100,000	100,000
Common Stock Issued for Executive Compensation	742,500	742,500	4,018,000	4,018,000	742,500	742,500
Common Stock Issued for Fees and Services	191,100	191,100	952,463	952,463	191,100	191,100
Common Stock Issued for Interest	-	802,000	30,908	30,908	-	802,000
Common Stock Issued for Loans	1,267,000	-	650,000	-	1,267,000	-
Proceeds from Additional Paid in Capital	(1,825,000)	-	-	-	-	-
(Increase) Decrease in:
Accounts Receivable	(60,420)	(60,420)	22,304	22,304	(78,125)	(78,125)
Inventories	(454,301)	(454,301)	(65,421)	(65,421)	(450,837)	(450,837)
Prepaid Rent	-	-		-	-	-
Prepaid Payroll Taxes	-	-	(4,455)	(4,455)	-	-
Deposits with Suppliers	(199,650)	(199,650)	(227,197)	(227,197)	(645,783)	(645,783)
Advance Royalties	(97,774)	(97,774)	463	463	48,097	48,097
Advance Marketing Expenses	20,000	20,000	-	-	10,000	10,000
Security Deposit	-	-		-	-	-
Rent Deposit	3,494	3,494	-	-	3,494	3,494
Increase (Decrease) in:
Accounts Payable and Accrued Expenses	52,801	77,209	436,186	436,186	618,827	618,827
Customer Deposit	(2,290)	(2,290)	-	-	-	-
Net Cash Used in Operating Activities	(778,251)	(2,045,252)	(130,465)	(780,465)	(146,398)	(1,413,398)
Balance Forward	$ (778,251)	$ (2,045,252)	$ (130,465)	$ (780,465)	$ (146,398)	$ (1,413,398)

ETERNAL IMAGE, INC. (A DELAWARE "C" CORPORATION) STATEMENT OF CASH FLOWS (CONTINUED)
	Year Ended		Nine Months Ended		Nine Months Ended
	December 31, 2007		September 30, 2008		September 30, 2007
	Originally Reported		Originally Reported		Originally Reported
	in Amendment #1	Restated	in Amendment #4	Restated	in Amendment #4	Restated
Balance Forward	$ (778,251)	$ (2,045,252)	$ (130,465)	$ (780,465)	$ (146,398)	$ (1,413,398)

Cash Flows from Investing Activities:
Purchase of Fixed Assets	(258,940)	(258,940)	(41,160)	(41,160)	(219,948)	(219,948)
Purchase of Intangible Assets	(33,921)	(33,921)	-	-	-	-
Purchase of Treasury Stock	(7,500)	(7,500)	-	-	-	-
Proceeds from Sale of Treasury Stock	-	-	2,647	2,647	-	-
Proceeds from Sale of Fixed Assets	-	-	-	-	-	-
Net Cash Used in Investing Activities	(300,361)	(300,361)	(38,513)	(38,513)	(219,948)	(219,948)

Cash Flows from Financing Activities:
Proceeds from Sale of Common Stock	432,327	1,234,328	12,500	12,500	427,327	1,229,327
Proceeds from Notes Payable	1,140,000	1,140,000	887,293	887,293	490,000	490,000
Principal Payments of Notes Payable	(544,272)	(79,272)	(727,135)	(77,135)	(526,720)	(61,720)
Net Cash Provided by Financing Activities	1,028,055	2,295,056	172,658	822,658	390,607	1,657,607
Net (Decrease) Increase in Cash	(50,557)	(50,557)	3,680	3,680	24,261	24,261

Cash, Beginning	88,569	88,569	38,012	38,012	88,569	88,569
Cash, Ending	$ 38,012	$ 38,012	$ 41,692	$ 41,692	$ 112,830	$ 112,830

Cash Paid During the Year for:
Interest	1042	$ 7,583	$ 5,485	$ 5,485	$ 6,298	$ 6,298

Non-Cash Transactions:
Capital Stock Issued for Executive Compensation	$ -	$ 742,500	$ 4,018,000	$ 4,018,000	$ 742,500	$ 742,500
Capital Stock Issued for Fees and Services	$ 191,100	$ 191,100	$ 9,522,463	$ 9,522,463	$ 191,100	$ 191,100
Capital Stock Issued for Interest	$ -	$ 802,000	$ 30,908	$ 30,908	$ -	$ -
Capital Stock Issued for Payment on Loans	$ 1,267,000	$ 465,000	$ 650,000	$ 650,000	$ 1,267,000	$ 1,267,000
Preferred Stock Issued for Executive Compensation	$ 742,500	$ 100,000	$ 500,000	$ 500,000	$ 1,925,000	$ 1,925,000

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes thereto. Our fiscal year ends on December 31, and each of our fiscal quarters ends on the final day of each of March, June and September. Also, the following discussion and this prospectus, in general, contain forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. See “Forward-Looking Statements”, above.

Overview

We are in the business of manufacturing (through third party manufacturers/suppliers) and marketing of branded, licensed funerary products (such as funeral caskets, urns and covers) for humans and pets. We started our operational phase and began selling product and having revenues in the first quarter of 2007. Accordingly, a comparison of our financial information for prior accounting periods would not likely be meaningful or helpful in making an investment decision regarding our company. Prior to this, we were in the development stage trying to creating its own market within the funerary products industry.  Management believes that we have no direct competition in this market. We have secured license agreements with appropriate brand licensors and develop funerary products using the brand logo and images prominently in the design of the funerary product. Currently, we have license agreements with such brand name entities as Major League Baseball, Precious Moments, Star Trek, The Collegiate Licensing Company (colleges and universities), American Kennel Club, and Cat Fanciers’ Association. We are also negotiating to renew our recently expired (June 30, 2008) license agreement with The Vatican Library Collection. The long term plans of the Company are to pursue and secure other license arrangements with reputable, household names that will be a good fit with our products.

Currently, we produce (through third party manufacturers/suppliers) and market five logo designed products: caskets, urns, vault covers (Major League Baseball and Star Trek), garden memorial stones (American Kennel Club and Cat Fanciers’ Association), and cemetery medallions* (Major League Baseball, Star Trek, and Collegiate Licensing Company.) (*A medallion is a solid bronze medallion that is affixed to a headstone.)

We have a two fold marketing strategy.  Our primary targets are funeral homes, directors, distributors and funeral home conglomerates to which we sell our products.  We reach these targets through the use of independent sales representatives. Our second target is the American public, who we attempt to expose to our products through channel appropriate advertising such as in “Catholic Digest”, “Baseball Digest”, “Dog Fancy Magazine” and public relations positioning efforts.

To date, our revenues have been insufficient to fund our operations, and we anticipate this continuing for the foreseeable future. Accordingly, we have been dependent upon debt and equity financing and will continue to be so.

Plan of Operation

We did not have revenues during our fiscal years ended December 31, 2005 and 2006, and only began having revenues in the quarter ended March 31, 2007.  Prior to us having revenues, our only sources of capital were through the private sale of our securities and loans including loans from officers and directors. Since our reverse merger in February 2006, we have received $1,460,871 in gross proceeds from the sale of our common stock. Similarly, since that time we have received loan proceeds in the amount of $2,027,293.

As a company is in the early stage of developing a new business -- the manufacturing and marketing of designer funerary products such as funeral caskets and urns -- our primary efforts have been devoted to developing our new business and raising capital. Accordingly, we have limited capital resources and have experienced net losses and negative cash flows from operations since the time of our reverse merger in February 2006 and expect these conditions to continue for the foreseeable future.  As of September 30, 2008, the Company had approximately $1,277,642 in cash and other current assets. Management believes that cash and other current assets on hand as of September 30, 2008, are not sufficient to fund operations for the next 12 months and will likely be sufficient for only three months.  Accordingly, we will be required to raise additional funds to meet our short and long-term planned goals. There can be no assurance that such funds, if available at all, can be obtained on terms reasonable to us. In this regard, we have obtained and will continue to attempt to obtain raise funds through the private sale of our securities and (short and long term) loans for inventory purchases, new product development, expansion, advertising and marketing. We cannot predict if and when we will become profitable and less dependent upon outside financing sources.

Our plan of operation for the twelve months following the date of this Prospectus is to continue to develop and expand our business operations. The process may include, but not exclusively, activities such as:

Currently, we do not have sufficient financial resources to implement or complete our business plan.  We anticipate that we will need a minimum of $1,500,000 to satisfy our cash requirements over the next 12 months. We cannot be assured that revenue from operations, if any, will be sufficient to fund our activities during the next 12 months. Accordingly, if there is a shortfall of funds, we will have to seek alternate sources of capital, including private placements, a public offering, and/or loans from officers and/or third party lenders.  We can offer no assurance that we will be able to raise additional funds if needed, on acceptable terms to us on a timely basis or otherwise. If we are unsuccessful in our attempts to raise sufficient capital, we may have to cease operations, seek joint venture partners or postpone our plans to initiate or complete our business plan. In that case, you may lose your entire investment in our company.

•

Funding next wave of production orders for the next 12 months. Estimated Cost: $830,000

•

Commence and establish marketing, advertising and promotion programs to increase brand equity and awareness. Estimated cost:  $150,000.

•

Salaries, including for present employees and possible new hiring of additional management personnel and appropriate operating and sales staff. Estimated cost: $250,000.

•

Partial (or full) repayment of loans. Estimated cost: $120,000.

•

Secure additional strategic licenses to support our long term growth strategy. Estimated Cost: $150,000

These are only estimates and no assurance can be given regarding either statement as to timing or actual eventuality. If more than the minimum amounts indicated above are raised, we anticipate spending increased amounts on establishing and expanding our distribution network, marketing, advertising and promotions.

Trends and Uncertainties

Public Perception or Acceptance of out Products.   We believe that we have a unique opportunity to control public perception from the outset.  As the first company that we are aware of to ever offer officially licensed funeral products, we believe that as long as we keep our marketing efforts appropriate and tasteful, and execute them strategically, positive public perception and acceptance will be achieved.

It is our belief that funeral services that are custom and more personal in nature are a growing trend in the United States. It appears that many families use the funeral service as a way to celebrate the life of their loved one who has passed, and not so much to just affirm that the person has died. Until our products were on the market, the custom and more personalized funeral just talked about lacked the personalization of the funeral centerpiece itself: the casket or urn.  We believe that our products are well received and accepted because they are tastefully created and truly aide families in celebrating the life of their loved one.

If any uncertainties exist in this category, they are relatively few.  There may always be some consumers who do not associate with a particular product in the Company’s portfolio, but we are striving to one day have a product to meet anyone’s interest, passion, or hobby.

Industry Growth.   Growth of the funerary industries remains stable. According to the National Funeral Directors Association, in the most recent five (5) years, the number of deaths per year in the United States has hovered around the 2,400,000 mark and there is nothing that presently indicates that this will change in the near future.  Currently, caskets and urns remain the only option for interning a body.

Product Material Supply.   We are aware of no new trends in our industry regarding product materials; nor is there uncertainty in this regard.  The three basic materials used for caskets and urns are the same three that have always been used in this industry: woods, metals, and fiber-composite materials.  We manufacture (through third party manufacturers/suppliers) products in all three of these materials and we believe we are well-sourced with suppliers for each.

Product Pricing.   The trend in the funeral industry continues to be, simply put, offering consumers products that they can afford.  This leaves a lot of options available, because there are demographics that can afford to spend more on a funeral product than others.  Much like with automobiles, it comes down to an individual (or family) preference on material, style, and options.  Eternal Image keeps its caskets and urns priced in the middle of industry averages, and management has no uncertainty that this pricing strategy will be accepted.  In fact, there have been many instances where consumers have specifically stated that they expected Eternal Image’s official licensed products to cost more than they actually do.

Product Quality.   Again, industry trends here are simple to observe: provide the consumer with a product of superb quality, especially because of the nature of the product’s use.

Other Factors Affecting our Business.

•

Seasonal Factors.     Not Applicable.  Death rates are relatively consistent from month to month.

•

Environmental Factors.     Not Applicable.  While “green” caskets and urns make an occasional splash in the media, they have not gained acceptance among consumers as a whole and are considered fractional products.

•

Economic Factors.    Not Applicable.  Except for donating a body to science, or cases where ashes are directly disposed of, such as at sea, there is usually no way to get around having to purchase a casket or urn upon the death of a loved one. Accordingly, we believe that Eternal Image’s products will always remain necessary and relevant.

Results of Operations

The Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007

The following summarizes changes in our operations for the nine months ended September 30, 2008 and 2007. Net loss increased from $2,774,540 in the nine months ended September 30, 2007 to $6,668,976 for the nine months ended September 30, 2008 or approximately 140%. This increase in net loss is attributable solely to the increase in Restricted Stock awarded as compensation to officers.  Stock awarded to officers was a non-cash transaction.

Sales and Cost of Goods Sold

	For the Nine Months Ended September 30,
	2008	2007

Sales	$149,490	$250,909
Cost of Goods Sold	$94,507	$153,322
Gross Profit	$54,983	$97,587

Sales.   Sales decreased by $101,419 or approximately 40% from $250,909 in the nine months ended September 30 2007 to $149,490 for the nine months ended September 30, 2008. This decrease was due to the following factors:

•

Production product delays from suppliers.  Specifically, product delays occurred in early 2008 due to a combination of: (1) a temporary shortfall of operating capital for production purposes and (2) unfavorable supplier terms at that time which have since been resolved. (See “Suppliers” under the “Business”  section, above).  We no longer anticipate any production delays on a going forward basis.

•

Change in national distribution strategy. Previously, we had regional distribution in limited areas, utilizing a network of 12 to 14 distributors.  Now our distribution is much more national in scope, utilizing 200 points of distribution.  This change was made to service areas of the United States that had not previously enjoyed the coverage from one of our original distributors.

Cost of Goods Sold.   Cost of goods sold decreased by $58,815 or approximately 38% from $153,322 in the nine months ended September 30, 2007 to $94,507 for the nine months ended September 30, 2008. This decrease was directly related to a decrease in sales.

Gross Profit.   Gross profit was $54,983, or approximately 36% of our sales for the nine months ended September 30, 2008, compared to gross profit of $97,587, or approximately 38% for the nine months ended September 30, 2007. The reason for this slight decrease in our gross profit margin is directly related to a decrease in total sales.

Operating Expenses

	For the Nine Months Ended September 30,
	2008	2007
Operating Expenses
Selling expenses	$6,311,551	$1,938,082
Administrative	122,251	126,504
Depreciation and amortization	27,797	5,034
Total operating expenses	$6,461,599	$2,069,620

Selling Expenses. Selling expenses increased from $1,938,082 in the nine months ended September 30, 2007 to $6,311,551 for the nine months ended September 30, 2008. The primary reason for this increase was an increase in Restricted Stock compensation granted to officers and consultants.

Administrative Expenses. Administrative expenses decreased from $126,504 in nine months ended September 30, 2007 to $122,251 for the nine months ended September 30, 2008. This slight decrease was mainly due to a decrease in employee related expenses and activities including fewer hours for part-time employees.

Units Sold

	For the Nine Months Ended September 30,
	2008	2007

Caskets	0	0
Urns	690	1,106
Medallions	11	0
Vault Covers	0	0
Total	701	1,106

To date, we have focused our marketing efforts on the sales of urns. The reasons for the decrease in the sales of units of urns in the above described nine month periods, are virtually the same as those described in the “Sales” section immediately above, i.e. production product delays from suppliers and a delay during the change in national distribution strategy.

The Fiscal Year Ended December 31, 2007 Compared to the Fiscal Year Ended December 31, 2006

The following summarizes changes in our operations for the fiscal years ended December 31, 2007 and 2006. Net loss decreased by $1,297,505, or approximately 26%, from $4,987,272 in the fiscal year ended December 31, 2006 to $3,689,767 for the fiscal year ended December 31, 2007. This decrease in net loss is attributable primarily to the increase in sales of $310,000, partially offset by a significant reduction in total operating expenses of $2,549,692.

Sales and Cost of Goods Sold

	For the Fiscal Years Ended December 31,
	2007	2006

Sales	$309,147	$0
Cost of Goods Sold	$253,307	$0
Gross Profit	$55,840	$0

Sales.   Sales increased by $309,147, or approximately 100%, from $0 in the fiscal year ended December 31 2006 to $309,147 for the fiscal year ended December 31, 2007. This increase was due to the following factors:

•	Having actual, physical products to sell in 2007 which didn’t exist in 2006

•	Relying on customer base built up in 12 months preceding arrival of new inventory to order products

•	Executing distribution strategy to deliver products and invoicing customer base for payment

Cost of Goods Sold.  Cost of goods sold increased by $253,307 or approximately 100%, from approximately $0 in the fiscal year ended December 31, 2006 to $253,307 for the fiscal year ended December 31, 2007. This increase was directly related to selling products for the first time in 2007.

Gross Profit.  Gross profit was $55,840, or approximately 18% of our sales for the fiscal year ended December 31, 2007, compared to gross profit of $0, or 0% for the fiscal year ended December 31, 2006.

Operating Expenses

	For the Fiscal Years Ended December 31,
	2007	2006
Operating Expenses
Selling expenses	$2,278,461	$4,886,913
Administrative	139,696	72,985
Depreciation and amortization	8,865	16,816
Total operating expenses	$2,427,022	$4,976,714

Selling Expenses. Selling expenses decreased by $2,608,451, or approximately 53%, from $4,886,913 in the fiscal year ended December 31, 2006 to $2,278,461 for the fiscal year ended December 31, 2007. The primary reasons for this decrease were the decreases in consulting fees and stock based compensation.

Administrative Expenses. Administrative expenses increased by $66,710, or approximately 191%, from $72,985 in fiscal year ended December 31, 2006 to $97,691 for the fiscal year ended December 31, 2007. The principal reason for the increase was mainly due to increases in office expenses and in staff salaries directly related to our growth. As our sales have increased, we have been forced to hire additional employees.

Units Sold

	For the Fiscal Years Ended December 31,
	2007	2006

Caskets	0	0
Urns	1,605	0
Vault Covers	0	0
Total	1,605	0

To date, we have focused our marketing efforts on the sales of urns. The reasons for the increase in the sales of units of urns in the above described year  periods, are virtually the same as those described in the “Sales” section immediately above. The reasons are:

•	Having actual, physical products to sell in 2007 which didn’t exist in 2006

•	Relying on customer base built up in 12 months preceding arrival of new inventory to order products

•	Executing distribution strategy to deliver products and invoicing customer base for payment

Liquidity and Capital Resources

We have financed operations and internal growth since our reverse merger in February 2006 through the private placement of equity securities and promissory notes, and have received gross proceeds of $3,488,164 from those sources since that time.

As of September 30, 2008, we had $1,277,642 of cash and other current assets on hand. Also, as of September 30, 2008, we had accounts payable and accrued expenses of $668,424, including $246,810 in guaranteed minimum royalty and license payments. In addition, as of September 30, 2008, we had a total notes payable principal balance of $955,643.  To date, we have not been in default under the terms, provisions and/or covenants of said loans.

As of the date of this prospectus, we had a total note payable principal balance of $955,276.03 (promissory notes). There are no financial or non-financial covenants with regard to any of the debt instruments. Furthermore, the notes are simple promissory calling for 10% interest per annum with accrued interest and principal payable at the end of the term of each note, except that the Shatter and Mytych notes require monthly payments of  interest and principal of $1,836.30 and $1,305.19, respectively; and the those notes call for 5% per annum. Each holder of a note with a term that has  expired or is expiring in the near future has orally agreed to an extension under the same terms as indicated  on the table below. The Company is in the process of collecting written confirmation of each term extension prior to the end of the calendar year 2008.  Ms. Shatter, Mr. Mytych, and Mr. Popravsky, Sr. are officers and directors of the Company, and Mr. Parliament is an officer of the Company.  The notes are as follows:

Note Holder	Note Date	Due Date	Principal Amount
W. Browne	12/21/2006	12/31/2008	$50,000.00*
N. Popravsky, Sr.	1/30/2008	12/31/2008	$14,500.00
B. LeRea	1/5/2008	12/31/2008	$5,000.00
D. Block	5/27/2008	12/31/2008	$100,000.00
S. Stolz	6/10/2008	12/31/2008	$10,000.00
D. MacKool	6/10/2008	12/31/2008	$15,000.00
D. Boggs	6/9/2008	12/31/2008	$50,000.00
A. Fisher	6/10/2008	12/31/2008	$20,000.00
R. Mizrahi	6/10/2008	12/31/2008	$15,000.00
J. Howkins	7/11/2008	12/31/2008	$60,000.00
D. Richard	8/7/2008	12/31/2008	$20,000.00
D. Richard	8/22/2008	12/31/2008	$70,000.00
D. Hough	9/15/2008	12/31/2008	$7,500.00
R. Reiner	8/19/2008	12/31/2008	$10,000.00
N. Pirro	9/29/2008	12/29/2008	$8,250.00
E. Shatter	10/10/2008	01/10/2009	$2,500.00
Music Living Trust	11/11/2008	2/11/2009	$5,000.00
Emerald Assets	9/3/2008	12/31/2008	$50,000.00
Coastal Investments	3/18/2008	12/31/2008	$250,000.00
D. Shatter	5/8/2008	5/1/2009	$26,611.36
C. Mytych	5/8/2008	5/1/2009	$22,072.45
J. Parliament	9/13/2008	12/31/2008	$14,842.22
J. Parliament	11/15/2008	02/15/2009	$18,000
North Atlantic	6/1/2008	12/31/2008	$100,000.00
Nicholas Popravsky, Jr.	11/24/2008	02/24/2009	$1,000
Robin Martindale	06/18/2008	12/31/2008	$10,000
Total			$955,276,03

*$50,000 is the remaining principal balance of this note.  The original note amount was $75,000.  However, the Company made a payment toward the principal balance ($25,000) on August 24, 2007.

We believe that available cash resources are likely to be sufficient to meet anticipated working capital requirements for at least the next three months.  We intend to seek additional funding (debt or equity) for pursuing our business plan , expansion of existing operations or other purposes, or to the extent that our operations do not generate sufficient levels of profitability and cash flow. Should we seek to raise additional capital, there can be no assurances that such capital can be raised on satisfactory terms, on a timely basis, or at all. In the event that we are unable to raise the additional capital (or a significant portion of it) that we require, we will not be able to execute our business plan which may result in the termination of our operations.

Our future capital requirements will depend upon many factors, including the expansion of our business operations.

Currently, because we are a new business with limited credit history, we generally pay for our purchases “up front” (in most cases) and are not granted extended credit terms at this time. This will continue until we have established a satisfactory credit history. We cannot estimate, with any certainty, how long this may take, or if it will occur at all. In this regard, recently, our major supplier has agreed (orally) to allow us to pay for our product supplies “net 30 days”. This has enabled us to utilize these funds for other purposes and improves our liquidity.  Our inability to obtain credit from other such providers has a significant impact upon our liquidity and our ability to utilize funds for other purposes. Similarly, if and when we hire additional personnel, including management and sales personnel, the cost related to such hiring’s will have a significant impact on our liquidity and deployment of funds.

Principal Commitments

At September 30, 2008, we did not have any material commitments for capital expenditures. However, the Company was committed for purchases of inventory in the amount of $80,250.

Off-Balance Sheet Arrangements

At September 30, 2008, we did not have any transactions, obligations or relationships that could be considered off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the periods covered. A summary of accounting policies that have been applied to the historical financial statements can be found in the notes to our consolidated financial statements.

We evaluate our estimates on an on-going basis. The most significant estimates relate to intangible assets, deferred financing and issuance costs, and the fair value of financial instruments. We base our estimates on historical company and industry experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from those estimates.

The following is a brief discussion of our critical accounting policies and methods, and the judgments and estimates used by us in their application.

Inventories - Inventories are stated at the lower of cost, determined on a weighted average method, and net realizable value. Work in progress and finished goods are composed of direct material, direct labor and a portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. We believe that there was no obsolete inventory as of December 31, 2007 and 2006.

Stock-based Compensation – Under the provision SFAS 123, employee stock awards under the company’s compensation plan can be expensed based on fair value or intrinsic value method as set forth in the Accounting Principles Board Opinion 25, “Accounting for Stock issued to Employees” (APB 25), and related interpretations.  Our company has elected to measure stock based compensation expense using fair market value of the underlying stock awarded on the date of grant.

LEGAL PROCEEDINGS

We are not aware of any pending litigation or legal proceedings and none have been contemplated or threatened.

MANAGEMENT

The following table and text set forth the names of all directors and executive officers of our Company as of September 30, 2008. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Except that Clint Mytych (President and Chairman of the Board) is the son of Donna Shatter (Vice President of Operations, Secretary/Treasurer and Director), there are no family relationships between or among the directors, executive officers or persons nominated by our Company to become directors or executive officers. The brief descriptions of the business experience of each director and executive officer and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws are provided herein below.

Our directors and executive officers are as follows:

Name	Age	Position Held with the Registrant
Clint Mytych	27	Chairman, Director and President
Donna Shatter	49	Vice President of Operations, Secretary/Treasurer and Director
Wallace “Nick” Popravsky	52	Vice President of Sales and Marketing , Director
James Parliament	43	Chief Financial Officer, Director

Business Biographies of Directors and Executive Officer:

Clint Mytych

Mr. Mytych has been working on the development of the concept which eventually became Eternal Image, Inc. since 2002. In July 2003, he formally became our President and Chairman, when we formed our predecessor “S” corporation in the state of Michigan. In these early stages, Mr. Mytych conducted preliminary developmental work to form the basis of our future operations such as interviewing funeral home owners in the greater Detroit area, seeking bank debt financing and pursuing  the aid of freelance designers to begin some rough concept drawings of potential future products.  From 1999 to 2002 he was employed by ECA, a manufacturing company, At ECA, he was promoted to the position of Purchasing Director. From 2002 to 2004, he was a General Manager of Driven Image, Inc., one of the largest luxury car rental agencies.  Driven Image, Inc. filed for federal bankruptcy protection in March 2004 in the U.S. Bankruptcy Court for the District of Nevada.  Mr. Mytych holds a number of patents and trademarks.  Clint has a Bachelor’s Degree in Business Management from Tyndale University located in Michigan.

Donna Shatter

After raising her family, Ms. Shatter resumed her business career in 2002 when assisted her son, Clint Mytych with the preliminary developmental work referred to in his business biography, immediately above. She formally joined our Company (through its predecessor entity) in 2005 as the Vice President of Operations, Secretary/Treasurer and a Director.  Her previous business experience, prior to 2002, was primarily in the areas of finance and administration, including seven years as a Brand Merchandiser for Aris/Isotoner. She was employed by Aris/Isotoner from 1989 to 1996.

Wallace “Nick” Popravsky

Since 2002, Mr. Popravsky also assisted Mr. Mytych with preliminary developmental work referred to in his business biography, immediately above. His efforts included seeking small business loans, locating the licensing agent Building Q and representing our Company at the National Funeral Directors Association’s annual conventions. He formally joined our Company as  VP of Sales and a Director in 2005. A business veteran with several years of experience, Mr. Popravsky’s resume includes being a Specialist at General Electric (from 1994 to 1997), a General Manager of Pinnacle Media (from 1990 to 1994), an Advertising Manager at HH Communications (from 1986 to 1988), and in Advertising Sales at Tribune Newspapers (from 1982 to 1985).  In 1987 and 1988, he held a seat on the board of the Information Providers Association. . Immediately, prior to June 2003, Mr. Popravsky was employed by Driven Image, Inc. in a sales capacity and as its corporate secretary. That firm filed for bankruptcy protection in March 2004 in the U.S. Bankruptcy Court for the District of Nevada.

James Parliament

Since January 2006, Mr. Parliament has been our CFO. From 2005 until 2006, he was a Senior Solutions Architect and project Manager with Ford Motor Company, Dearborn, Michigan.  From 1994 to 2005, he was employed with IBM in New York City in various positions, most recently as a Senior Technology Consultant, designing and implementing several large Financial and Enterprise Systems Management applications. Prior to joining IBM, James was a financial analyst working for Metropolitan Life Insurance Company of New York.

Mr. Parliament earned an MBA from Lawrence Technological University in Michigan and a Bachelor's Degree in Financial Management from Bob Jones University in South Carolina. Mr. Parliament is a financial and technology consultant, who, at this time, does not devote his full time to our business.

Significant Employees

Joining us in January 2008, David DeAvila (age: 46) assumed the role of Director of Sales.  From 2005 until October 2007 David was the Director of Sales for Hermle, a German clock company based in Virginia.  From October 2002 to 2005, he was head of international sales and marketing for the Howard Miller Clock Company based in Zeeland, Michigan.  It was during his tenure at Howard Miller that he developed a complete line of clock urns and other memorial products utilizing the Howard Miller brand, one of the most recognizable clock brands in America and the largest clock manufacturer in the world.  Prior to that, he had a 21 year career culminating as the Director of International Operations at Herman Miller Inc., the office furniture manufacturer based in Holland, Michigan.  He received his education at Oral Roberts University in Tulsa, OK, Dekalb College in Atlanta, GA and at Brenau University, also in Georgia.

Audit Committee

We do not presently have an audit committee. The board of directors acts in that capacity and has determined that we do not currently have an audit committee financial expert serving on our audit committee or board of directors.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, paid to or earned by the following type of executive officers for each of the Company’s last two completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended December 31, 2007; (ii) the Company’s two most highly compensated executive officers, other than the chief executive, who were serving as executive officers at the end of the fiscal year ended December 31, 2007; and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2007 (of which there were none). We refer to these individuals collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)
Clint Mytych	2007	75,000	0	347,500	0	0	0	0	422,500
President	2006	75,000	0	332,800	0	0	0	0	407,800
Donna Shatter	2007	65,000	0	247,500	0	0	0	0	312,500
Operations	2006	65,000	0	247,000	0	0	0	0	312,500
V.P., Operations
Wallace “Nick”	2007	65,000	0	247,500	0	0	0	0	312,500
Popravsky, VP,	2006	65,000	0	78,500	0	0	0	0	143,500
Sales/Marketing

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised and stock options that have not yet vested for each Named Executive Officer as of the end of the fiscal year ended December 31, 2007.  The shares indicated below give effect to the January 15, 2008, one for 20 reverse split, and the September 26, 2006, four to one forward split.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clint Mytych	-	-	-	-	-	5,250,000	347,500	-	-
Donna Shatter	-	-	-	-	-	5,250,000	347,500	-	-
Wallace “Nick” Popravsky	-	-	-	-	-	5,250,000	347,500	-	-
James Parliament	-	-	-	-	-	0	0	-	-

Stock Option Plans and Option Grants in 2007

Through 2006 we had not adopted any Stock or Equity Option Plans and therefore there have been no option grants including to directors, officers, employees and consultants in 2006.  Subsequently, a plan has been approved by the board of directors and shareholders on January 10, 2008.

Aggregated Option Exercises in 2007 and Option Values at December 31, 2007

As of December 31, 2007, no options were granted or exercised.

Long-Term Incentive Plan Awards in 2007

None

Compensation of Directors

Members on our Board are not compensated (in cash or equity) for any services provided as directors.

Employment Agreements; Compensation

Clint Mytych serves as our Chief Executive Officer, President and Chairman of the Board on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Mytych for these services. Under our agreement with him, we agreed to pay to Mr. Mytych $75,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Mytych is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Mytych devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Donna Shatter serves as our Vice President of Operations, Secretary/Treasurer and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Ms. Shatter for these services. Under our agreement with her, we agreed to pay to Ms. Shatter $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. She is entitled to three weeks paid vacation. Ms. Shatter is available to us so that she may perform duties that may be assigned to her from time to time by our Board of Directors to the satisfaction of the Board. Ms. Shatter devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Wallace “Nick” Popravsky serves as our Vice President of Sales and Marketing and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Popravsky for these services. Under our agreement with him, we agreed to pay to Mr. Popravsky $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Popravsky is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Popravsky devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

In addition to the above, Mr. James Parliament is employed as our Chief Financial Officer and a Director at the annual rate of $43,000. Mr. Parliament devotes 20-25 hours per week to the Company. Although we intend to enter into an employment contract with Mr. Parliament, we have not completed negotiations at this time. He currently receives the same benefits as the other Named Executives.

David DeAvila serves as our Director of Sales at the annual rate of $62,500 and full medical insurance coverage including dental and optical coverage minimum. Our arrangement with Mr. DeAvila was memorialized in a letter agreement by and between the parties dated January 3, 2008. He is also entitled to two weeks paid vacation. In addition, Mr. DeAvila will receive 1.5% of gross sales for 2008, and 5,000,000 shares of our common stock pro rated over 2008. To date, he has been issued 3,000,000 shares pursuant to his agreement.  He devotes at least 40 hours per week to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of September 30, 2008, certain information regarding beneficial ownership of our common stock (including our preferred stock which is convertible into common stock  at the rate of  one share of preferred into one share of common, and has voting privileges of one vote per share of preferred stock) by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, and (iii) all directors and executive officers as a group. As of September 30, 2008, there were 380,244,044 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of September 30, 2008, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each shareholder listed in the following table is c/o Eternal Image, Inc., 28800 Orchard Lake Road, Suite 130, Farmington Hills, Michigan 48334. This table is based upon information supplied by directors, officers and principal shareholders. This table gives effect to our 2006 forward stock splits as well as our January 15, 2008, 1 to 20 reverse stock split.

Nature of Beneficial Owner	Class of Stock	Amount and Nature of Beneficial Ownership	Percent of Class

Officers, Directors

Clint Mytych	Common	50,575,112	13.3% (1)(4)
	Preferred	220,000,000	100.0% (1)

Donna Shatter (1)	Common	52,455,750	13.8%

Wallace “Nick” Popravsky (2)	Common	33,000,006	8.7%

James Parliament	Common	13,750,000	3.6%

5% Shareholders

North Atlantic Resources Ltd. (3)	Common	78,586,044	20.7%

All Officers and Directors as	Common	149,780,868	39.4% (1)(4)
a group (four persons):	Preferred	220,000,000	100.0% (1)

(1)  Ms. Shatter is the mother of Clint Mytych.

(2)  Does not include the shares held by Mr. Popravsky’s wife, Debra Popravsky (16,500,003 shares), his son, Nicholas Popravsky (8,184,000 shares), and his daughter, Candice Horne (7,839,000 shares). These shareholders deny beneficial, dispositive and voting interest in each other’s stock.

(3)  The shares listed for this shareholder include 3,690,476 shares held by Emerald Asset Advisors, an affiliate of North Atlantic Resources Ltd.  The same principal is owner of both entities.  T. G. Phillips controls this entity and thus exercises voting and dispositive powers over the securities owned by it.

(4)  On an as converted basis, Mr. Mytych’s percentage ownership and voting privileges would equal 45.0775%, and the percentage ownership of all officers and directors as a group would equal 61.605%

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes the transactions we have engaged in with persons who were directors, officers or affiliates at the time of the transaction, and persons known by us to be the beneficial owners of 5% or more of our common stock as of September 30, 2008 (“Principal Shareholder”). Share issuances described below give effect to the previously mentioned stock splits as if they had occurred subsequent to the splits.

We have borrowed funds from various officers and/or directors as follows:

On February 16, 2006, we borrowed $29,750 from Clint Mytych. The unsecured note agreement calls interest of 5% and monthly installments of interest and principal of $1,305.  The final payment is due in May 2009.  We are current on the payments.

On February 16, 2006, we borrowed $41,856 from Donna Shatter. The unsecured note agreement calls interest of 5% and monthly installments of interest and principal of $1,836.  The final payment is due in June 2009.  We are current on the payments.

On April 15, 2004, we borrowed $58,000 from Fifth Third Bank which loan is secured by the personal guarantees of Donna Shatter and Clint Mytych. The loan agreement calls interest of 6.75% and monthly installments of interest and principal of $689.  The final payment is due in May 2009.  We are current on the payments.

On October 10, 2007, we entered into a convertible promissory note with North Atlantic Resources Limited, the Selling Shareholder named in this prospectus and a Principal Shareholder. The note called for interest of 20% and was due on February 28, 2008. The conversion rate, giving effect to our January 15, 2008, 1 to 20 reverse split, was at the rate of $.002 per dollar of principal and interest converted. On January 11, 2008, the lender exercised its option to convert all of the principal and interest into  shares of common stock. These shares are covered by this Prospectus,

In addition to the aforementioned convertible promissory note, North Atlantic Resources, Limited purchased a total of 20,442,628 shares of our common stock in July and September of 2007 for a total of $315,000. Its affiliate, Emerald Asset Advisors, in July 2007, purchased an additional 3,690,476 shares of our common stock for $150,000.

In connection with our February 15, 2006 Reverse Merger, the following officers and directors (who were shareholders of our predecessor entity) were issued shares of our common stock in exchange for their interests in the predecessor entity:

Clint Mytych	5,590,000 shares
Donna Shatter	200,000 shares
Nick Popravsky	500,000 shares

In addition, in 2006 and 2007, the officers and directors were issued shares of our common stock as additional compensation for services rendered as follows:

Clint Mytych	9,686,000 shares
Donna Shatter	8,450,000 shares
Wallace Nick Popravsky	6,300,000 shares
James Parliament	750,000 shares

On July 25, 2007, as an anti takeover strategy, we issued to Clint Mytych all of the shares of convertible preferred voting shares that were authorized at that time. At that time, that number was 1,925,000,000 shares. On March 10, 2008, we amended our certificate of incorporation to reduce that authorized number of preferred shares to 195,000,000. On August 28, 2008, we filed another amendment to our certificate of incorporation with the State of Delaware reducing the number of shares of common stock that we are authorized to issue and correspondingly increasing the number of shares of preferred stock we are authorized to issue.  As a result of this most recent amendment, we are currently authorized to issue 220,000,000 shares of preferred stock.  Thereafter, on September 2, 2008, we issued an additional 25,000,000 shares of preferred stock to Mr. Mytych.  Accordingly, all the authorized shares of preferred stock are currently issued and outstanding. As a result, Mr. Mytych now owns just 220,000,000 preferred shares. The preferred shares have voting rights of one vote per share and are convertible into common stock at the rate one share of preferred into one shares of common stock.

To date during 2008, we have issued additional shares of our common stock to members of our management team as compensation as follows:

Clint Mytych	44,000,000 shares
Donna Shatter	44,000,000 shares
Wallace Nick Popravsky	44,000,000 shares
James Parliament	13,000,000 shares
David DeAvila	3,000,000 shares

DESCRIPTION OF SECURITIES

Preferred Stock

On March 10, 2008, we filed an amendment to our certificate of incorporation with the State of Delaware reducing the number of shares of both preferred and common stock that we are authorized to issue. As a result, we were authorized to issue 195,000,000 shares of preferred stock, par value $.001 per share. On August 28, 2008, we filed another amendment to our certificate of incorporation with the State of Delaware reducing the number of shares of common stock that we are authorized to issue and correspondingly increasing the number of shares of preferred stock we are authorized to issue. As a result of this most recent amendment, we are currently authorized to issue 220,000,000 shares, all of which are currently outstanding. The preferred stock may be issued in one or more series and our Board of Directors, without further approval from its shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock. Currently, there are 220,000,000 shares of preferred outstanding that have voting rights of one vote per share and are convertible into common stock at the rate one share of preferred into one shares of common stock.

Common Stock

As a result of the aforementioned August 28, 2008 amendment to our certificate of incorporation, we are now authorized to issue 530,000,000 shares of common stock, $.001 par value per share, of which 380,244,044 shares are currently issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of our common stock may receive dividends declared by the Board of Directors, if any. Such dividends may be paid in cash, in property, or in shares of the capital stock.

As of the date of this Prospectus, our stock is listed on the Pink Sheets. The price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as those described in this Prospectus under “Risks Related to Capital Structure” and the following could have a significant adverse impact on the market price of its common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Our financial position and results of operations;

•	U.S. and foreign governmental regulatory actions;

•	The filing of litigation against us;

•	Period-to-period fluctuations in our operating results;

•	Changes in estimates of our performance by any securities analysts;

•	Possible regulatory requirements on our business;

•	The issuance of new equity securities pursuant to a future offering;

•	Changes in interest rates;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Variations in quarterly operating results;

•	Change in financial estimates by securities analysts;

•	The depth and liquidity of the market for our common stock;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Transfer Agent

Our transfer agent is Integrity Stock Transfer, located at 3027 East Sunset Road, Suite 103 Las Vegas NV 89120, telephone (702) 317-7757.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with Rule 144 under the Securities Act.

Sale of Restricted Shares

Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants and options. Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Securities Act. The shares owned by the shareholders immediately prior to the reverse merger may only be sold pursuant to an effective registration statement.

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144. In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, or the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

The above summarization of Rule 144 notwithstanding, Rule 144 is not available for the resale of securities initially issued by a shell company (reporting or non-reporting) or a former shell company. We are a former shell company. These securities can be resold only through a resale registration statement, unless certain conditions are met. These conditions are:

•

the issuer of the securities has ceased to be a shell company;

•

the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act;

•

the issuer has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Form 8-K reports; and

•

one year has elapsed since the issuer has filed current ‘‘Form 10 information’’ with the Commission reflecting its status as an entity that is no longer a shell company such as the registration statement of which this a part.

Warrants

On February 1, 2006, in connection with our reverse merger, we issued 300,000 five year warrants exercisable at $0.005 per share to Carley Enterprises, an unrelated party. These warrants are subject to future stock splits and other adjustments. The current number of warrants have been adjusted for the 1:20 reverse split.

SELLING SHAREHOLDERS

The securities being offered hereunder are being offered by the selling shareholders listed below or their respective transferees, pledgees, donees or successors. Each selling shareholder may from time to time offer and sell any or all of such selling shareholder’s shares that are registered under this prospectus. Because no selling shareholder is obligated to sell shares, and because the selling shareholders may also acquire publicly traded shares of our common stock, we cannot accurately estimate how many shares each selling shareholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling shareholder in connection with the sale of shares.

The following table sets forth, with respect to the selling shareholder (i) the number of shares of common stock beneficially owned as of September 30, 2008 and prior to the offering contemplated hereby, including the shares held by an affiliate of the selling shareholder, Emerald Asset Advisors, (ii) the maximum number of shares of common stock which may be sold by the selling shareholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling shareholder. All shareholders listed below are eligible to sell their shares. The percentage ownerships set forth below are based on 380,244,044 shares outstanding as of the date of this prospectus.

	Prior to Offering			After Offering(1)
Selling Shareholder	Shares	Percent	Shares Offered	Shares	Percent
North Atlantic Resources, Limited*	78,586,044	20.67	54,452,940(2)	24,133,104	6.35
Clint Mytych (3)	50,575,112	13.30	25,000,000	25,575,112	6.73
Donna Shatter (3)	52,455,750	13.80	25,000,000	27,455,750	7.22
Wallace “Nick” Popravsky (3)	33,000,006	8.68	11,000,000	22,000,006	5.79
James Parliament (4)	13,750,000	3.62	10,000,000	3,750,000	**
Debra Popravsky (5)	16,500,003	4.34	10,000,000	6,500,003	1.71
Nicholas Popravsky (6)	8,184,000	2.15	2,000,000	6,184,000	1.62
Candice Horne (7)	7,839,000	2.06	2,000,000	5,839,000	1.54
Thomas E. Boccieri (8)	750,000	**	750,000	0	0
Craig T. Boccieri (9)	400,000	**	400,000	0	0

*North Atlantic Resources, Limited is controlled by T. G. Phillips. It is neither a broker-dealer nor an affiliate of a broker-dealer. **Less than 1%

(1)

Represents the amount of shares that will be held by the selling shareholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(2)	Represents shares into which this Selling Shareholder has converted its convertible promissory note (interest and principal) on January 11, 2008.
(3)	Officer and Director. This shareholder received the shares that he or she is registering herein as a form of compensation for services rendered.
(4)	Officer. This shareholder received the shares that he is registering herein as a form of compensation for services rendered.
(5)	Wife of Wallace “Nick” Popravsky. This shareholder received the shares that she is registering herein as a form of compensation for services rendered.
(6)

Son of Wallace “Nick” Popravsky. This shareholder received the shares that he is registering herein as a gift from his father, Wallace “Nick” Popravsky, who received the shares as a form of compensation for services rendered.

(7)

Daughter of Wallace “Nick” Popravsky. This shareholder received the shares that she is registering herein as a gift from his father, Wallace “Nick” Popravsky, who received the shares as a form of compensation for services rendered.

(8)	Legal counsel to the Company. This shareholder received the shares that he is registering herein as a form of compensation for services rendered.
(9)

Son of Thomas E. Boccieri, legal counsel to the Company. This shareholder received the shares that he is registering herein as a gift from his father, Thomas E. Boccieri, who received the shares as a form of compensation for services rendered.

To our knowledge, none of the selling shareholders has had a material relationship with the Company other than as a shareholder and as specifically indicated above ( i.e. as a lender to the Company, an officer of the Company or its outside counsel or a relative thereof) at any time within the past three years, and each selling shareholder acquired their respective shares of our common stock in the ordinary course of business (or as a gift from a donor who so acquired his respective shares) and, at the time of the acquisition of the securities, had no agreements with any person to distribute the securities.

To the extent that any successors to the named selling stockholders wish to sell under this Prospectus, the Company must file a Prospectus supplement identifying such successors as selling shareholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Thomas E. Boccieri, Esq., 561 Schaefer Avenue, Oradell, NJ 07649. Mr. Boccieri is the owner of 1,150,000 shares of common stock (including 400,000 shares transferred to and held by his son, Craig T. Boccieri).

EXPERTS

The financial statements of Eternal Image, Inc. for each of the years in the two year period ended December 31, 2007 appearing in this prospectus have been audited by Demetrius & Company, L.LC as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

ETERNAL IMAGE, INC.

140,602,940 Shares of Common Stock, $0.001 Par Value

PROSPECTUS

December 19, 2008